Unpublished CUSIP Number: 758751AA9

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of April 30, 2007

among

REGAL-BELOIT CORPORATION,

VARIOUS SUBSIDIARIES THEREOF,

VARIOUS FINANCIAL INSTITUTIONS,

M&I MARSHALL & ILSLEY BANK,
WACHOVIA BANK NATIONAL ASSOCIATION,
U.S. BANK, NATIONAL ASSOCIATION
and
BMO CAPITAL MARKETS FINANCING, INC.,
as Co-Documentation Agents,

and

BANK OF AMERICA, N.A.,
as Administrative Agent

BANC OF AMERICA SECURITIES LLC,
Lead Arranger and Book Manager

TABLE OF CONTENTS	Page

SECTION 1.	DEFINITIONS	1
1.1	Definitions	1
1.2	Other Interpretive Provisions	16
SECTION 2.	COMMITMENTS OF THE BANKS; BORROWING AND CONVERSION PROCEDURES; LETTER OF
	CREDIT PROCEDURES; SWING LINE LOANS	17
2.1	Commitments	17
2.2	Loan Procedures	18
2.3	Letter of Credit Procedures	20
2.4	Swing Line Loans	24
2.5	Commitments Several	26
2.6	Certain Conditions	26
2.7	Subsidiary Borrowers	26
2.8	The Fronted Offshore Currency Loans	27
2.9	Utilization of Commitments in Offshore Currencies; Valuation	30
SECTION 3.	EVIDENCE OF DEBT	31
3.1	Bank Records	31
3.2	Administrative Agent Records	32
SECTION 4.	INTEREST	32
4.1	Interest Rates	32
4.2	Interest Payment Dates	32
4.3	Setting and Notice of Eurodollar Rates	33
4.4	Computation of Interest	33
SECTION 5.	FEES	33
5.1	Non-Use Fee	33
5.2	Letter of Credit Fees	33
5.3	Up-Front and Funding Fees	34
5.4	Administrative Agent's and Lead Arranger's Fees	34
SECTION 6.	CHANGES IN COMMITMENT AMOUNT; PREPAYMENTS	34
6.1	Changes in Commitment Amount	34
6.2	Prepayments	35
SECTION 7.	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES	36

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TABLE OF CONTENTS	Page

7.1	Making of Payments	36
7.2	Application of Certain Payments	36
7.3	Due Date Extension or Reduction	36
7.4	Failure to Make Payments	36
7.5	Setoff	37
7.6	Proration of Payments	37
7.7	Taxes	37
SECTION 8.	INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS	39
8.1	Increased Costs	39
8.2	Inability to Determine Rates, etc	40
8.3	Changes in Law Rendering Eurodollar Loans Unlawful	41
8.4	Funding Losses	41
8.5	Right of Banks to Fund through Other Offices	41
8.6	Discretion of Banks as to Manner of Funding	41
8.7	Mitigation of Circumstances; Replacement of Affected Bank	42
8.8	Conclusiveness of Statements; Survival of Provisions	42
SECTION 9.	REPRESENTATIONS AND WARRANTIES	43
9.1	Organization, etc	43
9.2	Authorization; No Conflict	43
9.3	Validity and Binding Nature	43
9.4	Financial Condition	43
9.5	No Material Adverse Change	44
9.6	Litigation and Contingent Liabilities	44
9.7	Ownership of Properties; Liens	44
9.8	Subsidiaries	44
9.9	Pension Plans	44
9.10	Investment Company Act	45
9.11	Regulation U	45
9.12	Taxes	45
9.13	Environmental Matters	45
9.14	Information	45
9.15	No Default	45

TABLE OF CONTENTS	Page

9.16	Subsidiary Borrower Supplements	45
SECTION 10.	COVENANTS	46
10.1	Reports, Certificates and Other Information	46
10.2	Books, Records and Inspections	49
10.3	Insurance	49
10.4	Compliance with Laws; Payment of Taxes	49
10.5	Maintenance of Existence, etc	50
10.6	Financial Covenants	50
10.7	Limitations on Debt	50
10.8	Liens	51
10.9	Mergers, Consolidations, Sales	52
10.10	Use of Proceeds	53
10.11	Further Assurances	53
10.12	Transactions with Affiliates	54
10.13	Employee Benefit Plans	54
10.14	Environmental Laws	54
10.15	Inconsistent Agreements	54
10.16	Business Activities	55
10.17	Non-Guarantor Domestic Subsidiaries	55
SECTION 11.	EFFECTIVENESS; CONDITIONS OF LENDING, ETC	56
11.1	Effectiveness	56
11.2	Conditions to All Credit Extensions of Credit	57
11.3	Confirmatory Certificate	57
11.4	Initial Loans to a Subsidiary Borrower	57
SECTION 12.	EVENTS OF DEFAULT AND THEIR EFFECT	58
12.1	Events of Default	58
12.2	Effect of Event of Default	60
SECTION 13.	THE ADMINISTRATIVE AGENT	60
13.1	Appointment and Authority	60
13.2	Delegation of Duties	61
13.3	Liability of Administrative Agent	61
13.4	Reliance by Administrative Agent	62
13.5	Credit Decision	62

TABLE OF CONTENTS	Page

13.6	Indemnification	62
13.7	Agent in Individual Capacity	63
13.8	Resignation of Administrative Agent	63
13.9	Withholding Tax	64
13.10	Guaranty Matters	66
13.11	Administrative Agent May File Proofs of Claim	66
13.12	Other Agents	67
SECTION 14.	GENERAL	67
14.1	Waiver; Amendments	67
14.2	Counterparts	68
14.3	Notices	68
14.4	Computations	68
14.5	Regulation U	69
14.6	Costs, Expenses and Taxes	69
14.7	Captions	69
14.8	Successors and Assigns	69
14.9	Assignments; Participations	69
14.10	Payments Set Aside	71
14.11	Governing Law	71
14.12	Indemnification by the Company	72
14.13	Forum Selection and Consent to Jurisdiction	73
14.14	Waiver of Jury Trial	73
14.15	Effect of Amendment and Restatement	73
14.16	Confidentiality	74
14.17	USA PATRIOT Act Notice	75
14.18	No Fiduciary or Implied Duties	75
14.19	Judgment	75
SECTION 15.	COMPANY GUARANTY	76
15.1	The Guaranty	76
15.2	Insolvency	76
15.3	Nature of Liability	76
15.4	Independent Obligation	77
15.5	Authorization	77

TABLE OF CONTENTS	Page

15.6	Reliance	78
15.7	Subordination	78
15.8	Waiver	78
15.9	Nature of Liability	79

v

SCHEDULES

SCHEDULE 1.1	Pricing Schedule
SCHEDULE 2.1	Commitments and Percentages
SCHEDULE 2.3.1(a)	Existing Letters of Credit
SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.13	Environmental Matters
SCHEDULE 10.7	Existing Debt
SCHEDULE 10.8	Existing Liens
SCHEDULE 10.9	Existing Partnership and Joint Venture Investments
SCHEDULE 14.3	Addresses for Notices

EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C	Form of Subsidiary Guaranty (Section 1)
EXHIBIT D	Form of Assignment Agreement (Section 14.9)
EXHIBIT E	Form of Request for Increase in Commitment Amount (Section 6.1.2)
EXHIBIT F	Form of Subsidiary Borrower Supplement (Section 2.7(a))
EXHIBIT G	Form of Offshore Currency Addendum (Section 1)

i

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        This SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 30, 2007 (this “Agreement”) is entered into among REGAL-BELOIT CORPORATION, a Wisconsin corporation (the “Company”), various financial institutions (together with their respective successors and assigns, the “Banks”) and BANK OF AMERICA, N.A. (in its individual capacity, “Bank of America”), as administrative agent.

        WHEREAS, the Banks are willing to extend commitments to make loans to, and issue or participate in letters of credit for the account of, the Company and various subsidiaries thereof on the terms and conditions set forth herein.

        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

        NOW, THEREFORE, the parties hereto agree as follows:

        SECTION 1.     DEFINITIONS.

        1.1     Definitions. When used herein the following terms shall have the following meanings:

        Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

        Administrative Agent means Bank of America in its capacity as administrative agent for the Banks hereunder and any successor thereto in such capacity.

        Administrative Questionnaire means an administrative questionnaire substantially in a form supplied by the Administrative Agent.

        Affected Bank means any Bank (a) that is a Defaulting Bank or a Non-Consenting Bank or (b) that has given notice to the Company (which has not been rescinded) of (i) any obligation by the Company to pay any amount pursuant to Section 7.7 or 8.1 or (ii) the occurrence of any circumstances of the nature described in Section 8.2 or 8.3.

        Affiliate of any Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person.

        Agent-Related Persons means the Administrative Agent and any successor administrative agent arising under Section 13.8, and the Related Parties of the foregoing.

        Agreement — see the Preamble.

        Alternate Currency means any Offshore Currency (and any other currency which is at the relevant time (a) freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars or (b) is approved by the Administrative Agent in addition to the applicable Fronting Bank or the Issuing Bank in accordance with clause (i) or (ii) below, respectively) which, as applicable (i) the applicable Borrower requests the applicable Fronting Bank to include as an Alternate Currency hereunder and which is acceptable to the applicable Fronting Bank and with respect to which an Offshore Currency Addendum has been executed by such Borrower and the applicable Fronting Bank in connection therewith or (ii) a Borrower requests as the currency in which a Letter of Credit is to be denominated and which is acceptable to the Issuing Bank.

        Applicable Currency means, as to any particular Letter of Credit or Loan, Dollars or the Offshore Currency or Alternate Currency in which it is denominated or payable.

        Assignee — see Section 14.9.1.

        Assignment Agreement — see Section 14.9.1.

        Associated Costs Rate means for any Offshore Currency Loan for any Interest Period, a percentage rate per annum, as determined on the first day of such Interest Period by the Administrative Agent or the applicable Fronting Bank as reflecting the cost, loss or difference in return which would be suffered or incurred by a Bank as a result of (a) funding (at the Eurodollar Rate and on a match funded basis) any special deposit or cash ratio deposit required to be placed with the Bank of England and/or the Financial Services Authority (or any other authority which replaces all or any of its functions) and/or (b) any charge imposed by the Bank of England and/or the Financial Services Authority (or any other authority which replaces it or any of its functions).

        Backup Support means, with respect to any Letter of Credit, to Cash Collateralize such Letter of Credit or to deliver to the Administrative Agent a letter of credit, from a financial institution and in a form satisfactory to the Administrative Agent and the Issuing Bank, to support the Company’s obligations with respect to such Letter of Credit.

        Bank — see the Preamble. References to the “Banks” shall include the Issuing Bank and the Swing Line Bank; for purposes of clarification only, to the extent that Bank of America or any successor Issuing Bank or Swing Line Bank may have rights or obligations in addition to those of the other Banks due to its status as the Issuing Bank or the Swing Line Bank, its status as such will be specifically referenced.

        Bank of America — see the Preamble.

        Base Rate means at any time, the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

        Base Rate Loan means any Loan or L/C Advance which bears interest at or by reference to the Base Rate and is denominated in Dollars.

        Borrower Materials — see Section 10.1.

        Borrowers means the Company and the Subsidiary Borrowers, and Borrower means any of them.

        Business Day means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to be closed in Chicago, Illinois or Charlotte, North Carolina and, if such day relates to a Eurodollar Loan denominated in Dollars, means any such day on which dealings in Dollar deposits are carried on in the applicable interbank eurodollar market and, if such day relates to a Eurodollar Loan denominated in any Offshore Currency, a day on which commercial banks are open for foreign exchange business in London, England and on which dealings in the relevant Offshore Currency are carried on in the applicable offshore foreign exchange interbank market in which disbursements of or payments in such Offshore Currency will be made or received hereunder.

        Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

        Cash Collateralize means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the other Banks, as additional collateral for the obligations of the Company and its Subsidiaries under Letters of Credit, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Banks). Derivatives of such term shall have corresponding meanings. The Company hereby grants the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the other Banks, a security interest in all such cash and deposit account balances. Cash collateral shall be maintained in blocked deposit accounts at Bank of America (which accounts shall be interest-bearing so long as no Event of Default exists).

        Code means the Internal Revenue Code of 1986.

        Commitment means, as to any Bank, such Bank’s commitment to make Revolving Loans, to make or participate in Swing Line Loans and Fronted Offshore Currency Loans and to issue or participate in Letters of Credit under this Agreement. The amount of the Commitment of each Bank as in effect on the date of this Agreement is set forth opposite such Bank’s name on Schedule 2.1.

        Commitment Amount means $500,000,000, as such amount may be changed from time to time pursuant to Section 6 or 12.

        Company — see the Preamble.

        Computation Date means (a) any day on which the Commitment Amount is reduced pursuant to Section 6.1.1; (b) with respect to matters relating to Eurodollar Loans, each day on which a Borrower borrows, converts or continues any Eurodollar Loan and each date on which interest on any Eurodollar Loan is payable; and (c) with respect to matters relating to any Letter of Credit, (i) the day on which such Letter of Credit is issued and (ii) each day on which the Stated Amount of such Letter of Credit is modified.

        Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

        Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the consolidated net income (or loss) of the Company and its Subsidiaries for such period, excluding any extraordinary gains or losses during such period and the amount for such period of “minority interest in income, net of tax” (as such term is used in the Company’s financial statements referred to in Section 9.4).

        Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

        Credit Extension means the making of any Loan or the issuance of any Letter of Credit.

        Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding (i) trade and similar accounts payable and accrued expenses in the ordinary course of business and (ii) accrued pension costs and other employee benefit and compensation obligations arising in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such indebtedness, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such indebtedness or the fair market value of all property of such Person securing such indebtedness), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person (including the Letters of Credit), (f) all Securitization Obligations of such Person, to the extent such obligations would be required to be included on the consolidated balance sheet of the Company in accordance with GAAP, (g) the net obligations of such Person under Hedging Agreements, (h) all Suretyship Liabilities of such Person and (i) all Debt of any partnership in which such Person is a general partner. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. If any of the foregoing Debt is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Debt shall be equal to the lesser of the amount of such Debt and the fair market value of such asset or assets at the date for determination of the amount of such Debt. The amount of Debt of the Company and its Subsidiaries hereunder shall be calculated without duplication of Suretyship Liabilities of the Company or any Subsidiary in respect thereof. “Debt” shall not include (1) indebtedness owing to the Company by any Subsidiary or indebtedness owing to any Subsidiary by the Company or another Subsidiary, (2) any customary earnout or holdback in connection with Acquisitions permitted hereunder, (3) any obligations of the Company or its Subsidiaries in respect of customer advances received and held in the ordinary course of business or (4) performance bonds or performance guaranties (or bank guaranties or letters of credit in lieu thereof) entered into in the ordinary course of business.

        Defaulting Bank means any Bank that (a) has failed to fund any Revolving Loan or any participation in a Letter of Credit or a Swing Line Loan required to be funded by it hereunder within one Business Day of the date required to be so funded, (b) has otherwise failed to pay to the Administrative Agent or any other Bank any amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

        Dollar and the sign “$” mean lawful money of the United States of America.

        Dollar Equivalent means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Offshore Currency, the equivalent amount in Dollars as determined by the Administrative Agent or the Issuing Bank at such time on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency on the most recent Computation Date.

        Domestic Subsidiary means a Subsidiary organized under the laws of (a) the United States or any political subdivision thereof, or any agency, department or instrumentality thereof, or (b) any state of the United States.

        EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income but without duplication, Interest Expense, interest or similar costs and expenses relating to Permitted Securitizations, income tax expense, depreciation and amortization for such period; provided that EBITDA for each relevant period shall be calculated giving effect on a pro forma basis to acquisitions and dispositions consummated during such period (assuming, for purposes of such pro forma calculation, that the consummation of each such acquisition or disposition occurred on the first day of such period).

        Effective Date — see Section 11.1.

        Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release of Hazardous Substances or injury to the environment.

        Environmental Laws means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed and enforceable duties, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to environmental matters.

        ERISA means the Employee Retirement Income Security Act of 1974.

        Eurocurrency Reserve Percentage means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

        Eurodollar Loan means any Loan which bears interest at a rate determined by reference to the Eurodollar Rate (Reserve Adjusted), which may be denominated in Dollars or in an Offshore Currency.

        Eurodollar Margin — see Schedule 1.1.

        Eurodollar Office means with respect to any Bank the office or offices of such Bank which shall be making or maintaining the Eurodollar Loans of such Bank hereunder or, if applicable, such other office or offices through which such Bank determines the Eurodollar Rate. A Eurodollar Office of any Bank may be, at the option of such Bank, either a domestic or foreign office.

        Eurodollar Rate means, for any Interest Period with respect to a Eurodollar Loan or any Fronted Offshore Currency Loan, as applicable, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

        Eurodollar Rate (Reserve Adjusted) means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

Eurodollar Rate (Reserve Adjusted) =	Eurodollar Rate
1- Eurocurrency Reserve Percentage

        Event of Default means any of the events described in Section 12.1.

        Executive Officer means the chief financial officer, the chief executive officer, the president or any vice president of the Company.

        Exemption Representation — see Section 7.7.

        Existing Credit Agreement means the Amended and Restated Credit Agreement dated as of May 5, 2004 among the Company, various financial institutions and M&I Marshall & Ilsley Bank, as administrative agent.

        Existing Letter of Credit means each Letter of Credit issued by M&I Marshall & Ilsley Bank under the Existing Credit Agreement and listed on Schedule 2.3.1(a).

        Federal Funds Rate means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

        Fiscal Quarter means a fiscal quarter of a Fiscal Year.

        Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 52- or 53-week fiscal year ending on the Saturday closest to December 31 of each year.

        Foreign Subsidiary means each Subsidiary of the Company other than any Domestic Subsidiary.

        FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

        Fronted Offshore Currency Commitment means, for any Fronting Bank for any Alternate Currency, the obligation of such Fronting Bank to make Fronted Offshore Currency Loans in such Alternate Currency not exceeding the Dollar Equivalent set forth in the applicable Offshore Currency Addendum, as such amount may be modified from time to time pursuant to the terms of this Agreement and such Offshore Currency Addendum. Any Fronted Offshore Currency Commitment shall be a part of the aggregate Commitments, rather than a separate, independent commitment.

        Fronted Offshore Currency Loan means a loan made by a Fronting Bank to a Borrower pursuant to Section 2.8 and an Offshore Currency Addendum.

        Fronted Offshore Currency Note means a promissory note in such form as may be required by the applicable Offshore Currency Addendum.

        Fronted Offshore Currency Rate means, for any day for any Fronted Offshore Currency Loan, the per annum rate of interest determined under or as set forth in the applicable Offshore Currency Addendum.

        Fronting Bank means any Bank (or any Affiliate, branch or agency thereof) with a Fronted Offshore Currency Commitment to the extent it is party to an Offshore Currency Addendum as the “Fronting Bank” thereunder. If any agency, branch or Affiliate of such Bank shall be a party to an Offshore Currency Addendum, such agency, branch or Affiliate shall, to the extent of any commitment extended and any Loans made by it, have all the rights of such Bank hereunder; provided that such Bank shall, to the exclusion of such agency, branch or Affiliate, continue to have all the voting rights vested in it by the terms hereof.

        Funded Debt means all Debt of the Company and its Subsidiaries, excluding (i) contingent obligations in respect of undrawn letters of credit and Suretyship Liabilities (except, in each case, to the extent constituting Suretyship Liabilities in respect of Debt of a Person other than the Company or any Subsidiary), (ii) Hedging Obligations, (iii) Securitization Obligations to the extent such obligations would not be required to be included on the consolidated balance sheet of the Company in accordance with GAAP and (iv) Debt of the type described in clause (c) of the definition thereof.

        Funded Debt to EBITDA Ratio means, for any Computation Period, the ratio of (i) Funded Debt as of the last day of such Computation Period to (ii) EBITDA for such Computation Period.

        GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination; provided that, with respect to the financial statements of Foreign Subsidiaries (except to the extent included in the consolidated financial statements of the Company), “GAAP” shall mean the generally accepted accounting principles in the relevant foreign jurisdiction which are set forth from time to time in the opinions and pronouncements of the applicable accounting standards board (or similar agency) of such foreign jurisdiction which are applicable to the circumstances as of the date of determination.

        Governmental Authority means (a) any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, and (b) the National Association of Insurance Commissioners.

        Group — see Section 2.2.1.

        Guaranteed Creditors means and includes the Administrative Agent, the Banks and each Person (other than the Company or any of its Subsidiaries) which is a party to a Hedging Agreement if such Person is or at the time of entry into such Hedging Agreement was a Bank or an Affiliate of a Bank.

        Guaranteed Obligations means (a) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest (whether such interest is allowed as a claim in a bankruptcy proceeding with respect to any Subsidiary Borrower or otherwise) of each Loan made under this Agreement to any Subsidiary Borrower, together with all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the United States Bankruptcy Code, would become due) and liabilities (including indemnities, fees and interest thereon) of any Subsidiary Borrower to the Administrative Agent or any Bank now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Loan Documents and the due performance and compliance with all terms, conditions and agreements contained in the Loan Documents by any Subsidiary Borrower and (b) the full and prompt payment when due (whether by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the United States Bankruptcy Code or similar proceeding under applicable law, would become due) of any Subsidiary Borrower owing under any Hedging Agreement entered into by such Subsidiary Borrower with any Bank or any Affiliate thereof (even if such Bank subsequently ceases to be a Bank under this Agreement for any reason) so long as such Bank or Affiliate participates in such Hedging Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

        Hazardous Substances means any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law, excluding household hazardous waste.

        Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices.

        Hedging Obligations means, with respect to any Person, all liabilities of such Person under Hedging Agreements.

        Honor Date — see Section 2.3.3.

        Interest Coverage Ratio means, for any Computation Period, the ratio of (a) EBITDA for such Computation Period to (b) Interest Expense for such Computation Period.

        Interest Expense means, for any Computation Period, the consolidated interest expense of the Company and its Subsidiaries for such Computation Period.

        Interest Period means, for any Fronted Offshore Currency Loan, the Interest Period set forth in, or determined in accordance with, the applicable Offshore Currency Addendum and, as to any other Eurodollar Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a Eurodollar Loan and ending on the date one, two, three or six months thereafter (or such other period as the applicable Borrower may request and all Banks may agree) as selected by the applicable Borrower pursuant to Section 2.2.2 or 2.2.3; provided that:

        (i)     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

        (ii)     any Interest Period (other than an Interest Period with a duration of less than one month) that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

        (iii)     no Borrower may select any Interest Period which would extend beyond the scheduled Termination Date.

        IRS means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

        ISP98 — see Section 2.3.10.

        Issuing Bank means Bank of America in its capacity as issuer of Letters of Credit hereunder, together with any replacement issuing bank arising under Section 13.8; provided that, so long as any letter of credit listed on Schedule 2.3.1(a) remains outstanding (or the reimbursement obligations thereunder have not been paid in full), the issuer of such letter of credit shall be an Issuing Bank with respect to such letter of credit.

        L/C Advance means, with respect to each Bank, such Bank’s funding of its participation in any L/C Borrowing in accordance with its Percentage.

        L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Bank at the time of such request for the type of letter of credit requested, with such modifications as the Company and the Issuing Bank may reasonably approve; provided that to the extent any such letter of credit application is inconsistent with any provision of this Agreement, the applicable provision of this Agreement shall control.

        L/C Borrowing means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

        LC Fee Rate — see Schedule 1.1.

        Lead Arranger means Banc of America Securities LLC in its capacity as the sole and exclusive arranger of, and book manager for, the facilities hereunder.

        Letter of Credit means any Existing Letter of Credit and any letter of credit issued by the Issuing Bank pursuant to Section 2.1.2 and 2.3.

        Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise, excluding the interest of a lessor under an operating lease.

        Loan means a Revolving Loan, a Swing Line Loan, a Fronted Offshore Currency Loan or an L/C Advance, as the context requires.

        Loan Document means this Agreement, the Notes, the Subsidiary Guaranty, the Offshore Currency Addenda and the L/C Applications.

        Loan Parties means the Company, the Subsidiary Borrowers and the Subsidiary Guarantors, and Loan Party means any of them.

        local time means (a) with respect to any Loan, the time of the office of the Administrative Agent or the applicable Fronting Bank to which payment of such Loan is to be made, and (b) with respect to any Letter of Credit, Chicago time.

        Margin Stock means any “margin stock” as defined in Regulation U of the FRB.

        Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any other Loan Party of any Loan Document.

        Multiemployer Pension Plan means a multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA, and to which the Company or any member of the Controlled Group may have any liability.

        Net Cash Proceeds means, with respect to any sale of assets, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary pursuant to such sale, net of (a) the direct costs relating to such sale (including sales commissions and legal, accounting and investment banking fees), (b) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) the amount of any reserve established in accordance with GAAP in respect of (i) the sale price of the asset subject to such sale or (ii) liabilities associated with such asset that are retained by the Company or such Subsidiary and (d) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such sale.

        Non-Consenting Bank — see Section 14.1.

        Non-Use Fee Rate — see Schedule 1.1.

        Note — see Section 3.1.

        Offshore Currency means Australian Dollars, Canadian Dollars, Euro, Pounds Sterling, Mexican Pesos, Japanese Yen and, after the approval thereof, any other currency requested by the Company and approved by each Bank in accordance with subsection 2.9(e).

        Offshore Currency Addendum means an addendum substantially in the form of Exhibit G with such modifications thereto as shall be approved by the applicable Fronting Bank, the Company and the Administrative Agent.

        Offshore Currency Loan means any Eurodollar Loan denominated in an Offshore Currency.

        Participant— see Section 14.9.2.

        PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

        Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

        Percentage means, as to any Bank, the percentage that (a) the Commitment of such Bank (or, after termination of the Commitments, the principal amount of such Bank’s Revolving Loans (excluding any portion of its Fronted Offshore Currency Loans in which another Bank has a participation interest, contingent or otherwise) plus the participation interest of such Bank in the outstanding Swing Line Loans and Fronted Offshore Currency Loans and in the Stated Amount of all Letters of Credit) is of (b) the aggregate amount of the Commitments (or after termination of the Commitments, the aggregate principal amount of all Revolving Loans (including Fronted Offshore Currency Loans) and Swing Line Loans and the Stated Amount of all Letters of Credit); provided that, if and so long as any Bank is a Defaulting Bank, such Bank’s Percentage shall be deemed for purposes of this definition to be reduced to the extent of the defaulted amount and the Percentage of the Issuing Bank, the Swing Line Bank and any applicable Fronting Bank, in each case as applicable, shall be deemed for purposes of this definition to be increased to such extent. The Percentage of each Bank as in effect on the date of this Agreement is set forth opposite such Bank’s name on Schedule 2.1.

        Permitted Acquisition means any Acquisition by the Company or a Subsidiary which satisfies each of the following requirements: (a) no Event of Default or Unmatured Event of Default has occurred and is continuing at the time of, or will result from, such Acquisition; (b) the Person to be acquired is in, or the assets to be acquired are for use in, the same or a similar line of business as the Company and its Subsidiaries or a reasonable extension thereof; (c) if the aggregate consideration to be paid by the Company and its Subsidiaries in connection with such Acquisition (including Debt assumed, but excluding capital stock of the Company or any Subsidiary) exceeds $100,000,000, the Company shall have delivered to the Administrative Agent a certificate demonstrating that, after giving effect to such Acquisition, the Company will be in pro forma compliance with the covenants in Section 10.6; and (d) in the case of the Acquisition of a Person, the Board of Directors (or equivalent governing body) of the Person being acquired shall have approved such Acquisition.

        Permitted Securitization means any program providing for (a) the sale, contribution and/or transfer to a Securitization Subsidiary, in one or more related and substantially concurrent transactions, of accounts receivable, general intangibles, chattel paper or other financial assets (including rights in respect of capitalized leases) and related rights of the Company or any Subsidiary in transactions intended to constitute (and opined by nationally-recognized outside legal counsel in connection therewith to constitute) true sales or true contributions to such Securitization Subsidiary and (b) the provision of financing secured by the assets so sold, whether in the form of secured loans or the acquisition of undivided interests in such assets.

        Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or other entity, whether acting in an individual, fiduciary or other capacity.

        Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. (The “prime rate” is a rate set by Bank of America based upon various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.) Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

        Public Bank — see Section 10.1.

        Related Parties means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents and advisors of such Person and of such Person’s Affiliates.

        Required Banks means Banks having combined Percentages of more than 50%.

        Revolving Loan — see Section 2.1.1.

        Same Day Funds means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Currency.

        SEC means the Securities and Exchange Commission.

        Securitization Obligations means the aggregate investment or claim (as opposed to the value of the underlying assets subject to the applicable Permitted Securitization) held at any time by all purchasers, assignees or transferees of (or of interests in), or holders of obligations that are supported or secured by, accounts receivable, lease receivables and other rights to payment in connection with Permitted Securitizations.

        Securitization Subsidiary means (a) a special purpose, bankruptcy remote, directly wholly-owned Subsidiary of the Company or (b) a special purpose, bankruptcy remote, wholly-owned Subsidiary of any Subsidiary described in clause (a) which in each case is formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, contribution, transfer, sale and financing of assets and related rights in connection with and pursuant to a Permitted Securitization.

        Significant Subsidiary means, at any time, any Subsidiary having (a) assets with a value not less than 10% of the total value of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or (b) revenues not less than 10% of the consolidated revenues of the Company and its Subsidiaries, taken as a whole, for the most recently ended Computation Period.

        Spot Rate for a currency means the rate determined by the Administrative Agent or the Issuing Bank to be the rate quoted by Bank of America as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (local time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank, as applicable, if Bank of America does not have as of the date of determination a spot buying rate for any such currency.

        Stated Amount means, with respect to any Letter of Credit at any date of determination, the maximum aggregate Dollar Equivalent amount available for drawing thereunder at any time during the then ensuing term of such Letter of Credit under any and all circumstances (giving effect to any automatic increase in such amount available during such term), whether or not such maximum aggregate Dollar Equivalent amount is in effect at such time, plus the aggregate Dollar Equivalent amount of all unreimbursed payments and disbursements under such Letter of Credit, including outstanding L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of ISP98, the Dollar Equivalent amount so remaining available for drawing shall be included in the Stated Amount.

        Subordinated Debt means any Debt of the Company or any Foreign Subsidiary that (a) is subordinated to the obligations of the Company and its Subsidiaries under the Loan Documents in a manner approved in writing by the Required Banks and (b) has (i) no amortization prior to the date that is at least 91 days after the scheduled Revolving Termination Date, (ii) financial covenants and events of default (and related definitions) that are acceptable to the Required Banks and (iii) no limitation on senior Debt (or any guaranty thereof) that is unacceptable to the Required Banks.

        Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

        Subsidiary Borrower means any Subsidiary that is designated as a Subsidiary Borrower by the Company pursuant to Section 2.7 with the consent of the Administrative Agent, which Subsidiary shall have delivered a Subsidiary Borrower Supplement in accordance with Section 2.7(a).

        Subsidiary Borrower Supplement means a Subsidiary Borrower Supplement substantially in the form of Exhibit F.

        Subsidiary Guarantor means, at any time, each Subsidiary that has executed a counterpart of the Subsidiary Guaranty at or prior to such time (or is required to execute a counterpart of the Subsidiary Guaranty at such time), excluding any such Person which has been released from its obligations under the Subsidiary Guaranty in accordance with the terms hereof.

        Subsidiary Guaranty means, collectively, the guaranty substantially in the form of Exhibit C issued by the Subsidiary Guarantors and each guaranty executed by any other Subsidiary with respect to the obligations of any Subsidiary Borrower.

        Supported Letter of Credit means a Letter of Credit for which the Company has provided Backup Support in an amount equal to the sum of (a) the Stated Amount of such Letter of Credit and (b) all fees that will be payable with respect to such Letter of Credit assuming such Letter of Credit is drawn in full on the scheduled expiration date therefor. If a Letter of Credit is denominated in a currency other than Dollars, then the amount specified in clause (a) shall be in the currency in which such Letter of Credit is denominated or other arrangements shall be made so that the Administrative Agent and the Issuing Bank are satisfied, in their sole discretion, that the amount of Backup Support for such Letter of Credit is sufficient to account for currency fluctuations during the remaining term of such Letter of Credit.

        Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be equal to the lesser of (i) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Suretyship Liability is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, and (ii) the stated amount of such Suretyship Liability.

        Swap Termination Value means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Bank or any Affiliate of a Bank).

        Swing Line Bank means Bank of America in its capacity as swing line lender hereunder, together with any replacement swing line lender arising under Section 13.8.

        Swing Line Commitment — see Section 2.4.1.

        Swing Line Loan — see Section 2.4.1.

        Taxes — see Section 7.7.

        Termination Date means the earlier to occur of (a) April 30, 2012 and (b) such other date on which the Commitments terminate (or are reduced to zero) pursuant to Section 6 or 12.

        Total Outstandings means, at any time, the aggregate Dollar Equivalent outstanding principal amount of all Revolving Loans and Swing Line Loans plus the aggregate Stated Amount of all Letters of Credit plus the aggregate amount of all Fronted Offshore Currency Commitments.

        Type of Loan or Borrowing - see Section 2.2.1. The types of Loans or borrowings under this Agreement are as follows: Base Rate Loans or borrowings and Eurodollar Loans or borrowings.

        Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

        1.2    Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

            (b)    Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

            (c)     (i) The term “including” is not limiting and means “including without limitation.”

        (ii)     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

            (d)     Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

            (e)     This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are independent and each shall be performed in accordance with its terms.

            (f)     This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Banks and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Banks merely because of the Administrative Agent’s or the Banks’ involvement in their preparation.

            (g)     Any reference to a particular time means such time in Chicago, Illinois.

            (h)     For all purposes of this Agreement (but not for purposes of the preparation of any financial statements, any schedule pertaining to Foreign Subsidiaries or any compliance certificate delivered pursuant hereto), the equivalent in any Offshore Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Offshore Currency or other currency, shall be determined at the Spot Rate.

        SECTION 2. COMMITMENTS OF THE BANKS; BORROWING AND CONVERSION PROCEDURES; LETTER OF CREDIT PROCEDURES; SWING LINE LOANS.

        2.1    Commitments. On and subject to the terms and conditions of this Agreement, each of the Banks, severally and for itself alone, agrees to make loans to, and to issue or participate in the issuance of letters of credit for the account of, the Company and/or one or more Subsidiaries as follows:

            2.1.1    Revolving Loans. Each Bank will make loans on a revolving basis (“Revolving Loans”) from time to time before the Termination Date in Dollars and/or one or more Offshore Currencies; provided that (a) the Total Outstandings shall not at any time exceed the Commitment Amount and (b) the sum of (i) the Dollar Equivalent principal amount of all outstanding Revolving Loans of any Bank plus (ii) such Bank’s Percentage of the sum of (x) the outstanding Swing Line Loans, (y) the aggregate Stated Amount of all Letters of Credit and (z) the aggregate amount of all Fronted Offshore Currency Loans shall not at any time exceed such Bank’s Commitment. Amounts borrowed under this Section 2.1.1 may be borrowed, repaid and reborrowed until the Termination Date.

            2.1.2     L/C Commitment. (a) The Issuing Bank will issue standby and commercial letters of credit from time to time denominated in Dollars and/or in one or more Offshore Currencies before the Termination Date, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Bank and the Company, at the request of and for the account of the Company (or jointly for the account of the Company and any Subsidiary) from time to time before the date which is 30 days prior to the scheduled Termination Date; and (b) as more fully set forth in Section 2.3.2, each Bank agrees to purchase a participation in each such Letter of Credit; provided that (i) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $50,000,000; and (ii) after giving effect to the issuance of each Letter of Credit, the Total Outstandings shall not at any time exceed the Commitment Amount.

        2.2    Loan Procedures.

            2.2.1    Various Types of Loans. Each Revolving Loan shall be either a Base Rate Loan or a Eurodollar Loan (each a “type” of Loan), as the applicable Borrower shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2or 2.2.3. Eurodollar Loans (other than Fronted Offshore Currency Loans) made to the same Borrower, denominated in the same Offshore Currency and having the same Interest Period are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and Eurodollar Loans may be outstanding at the same time, provided that (i) not more than ten different Groups of Eurodollar Loans shall be outstanding at any one time and (ii) the aggregate principal amount of each Group of Eurodollar Loans shall at all times be at least (x) in the case of Eurodollar Loans to be made to the Company, a Dollar Equivalent amount of $3,000,000 and an integral multiple of 1,000,000 units of the applicable currency, and (y) in the case of Eurodollar Loans to be made to a Subsidiary Borrower, a Dollar Equivalent amount of $1,000,000 and an integral multiple of 250,000 units of the applicable currency. All borrowings, conversions and repayments of Loans shall be effected so that each Bank will have a pro rata share (according to its Percentage) of all types and Groups of Loans.

            2.2.2    Borrowing Procedures. The applicable Borrower shall give written notice or telephonic notice (followed promptly by written confirmation thereof) to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 12:00 noon (local time) on the proposed date of such borrowing, and (b) in the case of a Eurodollar borrowing, 10:00 a.m. (local time) (i) at least two Business Days prior to the proposed date of such borrowing, in the case of a borrowing denominated in Dollars, (ii) at least four Business Days prior to the proposed date of such borrowing, in the case of a borrowing denominated in a currency specified in the definition of “Offshore Currency” on the Effective Date and (iii) the number of days determined by the Administrative Agent to be customary for its syndicated credit facilities, if such Eurodollar Loans are to be denominated in a currency not covered by the preceding clause (ii). Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a Eurodollar borrowing, the initial Interest Period and the Applicable Currency therefor. Promptly upon receipt of such notice, the Administrative Agent shall advise each Bank thereof and, if such borrowing is in an Offshore Currency, of the aggregate Dollar Equivalent amount of such borrowing and the Spot Rate used by the Administrative Agent to determine such aggregate Dollar Equivalent amount. Not later than 2:00 p.m. (local time) on the date of a proposed borrowing, each Bank shall provide the Administrative Agent at the office specified by the Administrative Agent with Same Day Funds covering such Bank’s Percentage of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the requested amount to the applicable Borrower on the requested borrowing date. Each borrowing shall be on a Business Day. Each borrowing shall be in an aggregate amount of at least (x) in the case of a borrowing for the Company, the Dollar Equivalent amount of $3,000,000 and an integral multiple of 1,000,000 units of the applicable currency, and (y) in the case of a borrowing for a Subsidiary Borrower, the Dollar Equivalent amount of $1,000,000 and an integral multiple of 250,000 units of the applicable currency.

            2.2.3    Conversion and Continuation Procedures. (a) Subject to the provisions of Section 2.2.1, the applicable Borrower may, upon irrevocable written notice to the Administrative Agent in accordance with subsection (b) below:

        (i)     elect, as of any Business Day, to convert any outstanding Revolving Loan into a Revolving Loan of a different type; or

        (ii)     elect, as of the last day of the applicable Interest Period, to continue any Group of Eurodollar Loans (excluding Fronted Offshore Currency Loans) having an Interest Period expiring on such day (or any part thereof in an aggregate amount not less than (x) in the case of Eurodollar Loans to be made to the Company, a Dollar Equivalent of $3,000,000 and an integral multiple of 1,000,000 units of the applicable currency, and (y) in the case of Eurodollar Loans to be made to a Subsidiary Borrower, a Dollar Equivalent of $1,000,000 and an integral multiple of 250,000 units of the applicable currency) for a new Interest Period.

            (b)     The applicable Borrower shall give written or telephonic notice (followed promptly by written confirmation thereof) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 1:30 p.m. (local time) on the proposed date of such conversion; and (ii) in the case of a conversion into or continuation of Eurodollar Loans, 10:00 a.m. (local time) at least (x) two Business Days prior to the proposed date of such conversion or continuation, if the applicable Loans are to be converted into or continued as Eurodollar Loans denominated in Dollars, (y) four Business Days prior to the proposed date of such conversion or continuation, if the applicable Loans are to be continued as Offshore Currency Loans denominated in a currency specified in the definition of “Offshore Currency” on the Effective Date, and (z) the number of Business Days determined by the Administrative Agent to be customary for its syndicated credit facilities, if the applicable Loans are to be continued as Offshore Currency Loans in a currency not covered by the preceding clause (y), specifying in each case:

(1) the proposed date of conversion or continuation;

(2) the aggregate amount of Loans to be converted or continued;

(3) the type of Loans resulting from the proposed conversion or continuation; and

(4) in the case of conversion into, or continuation of, Eurodollar Loans, the duration of the requested Interest Period therefor.

            (c)     If upon expiration of any Interest Period applicable to any Eurodollar Loan, the applicable Borrower has failed to select timely a new Interest Period to be applicable to such Eurodollar Loan, such Borrower shall be deemed to have elected to convert such Eurodollar Loan into a Base Rate Loan effective on the last day of such Interest Period.

            (d)     The Administrative Agent will promptly notify each Bank of its receipt of a notice of conversion or continuation pursuant to this Section 2.2 or, if no timely notice is provided by the applicable Borrower, of the details of any automatic conversion.

            (e)     Unless the Required Banks otherwise consent, during the existence of any Event of Default or Unmatured Event of Default, no Borrower may elect to have a Loan converted into or continued as a Eurodollar Loan.

            (f)     During the existence of an Event of Default, the Required Banks may require, by notice to the Borrowers and the Administrative Agent, that all outstanding Eurodollar Loans denominated in an Alternate Currency be prepaid, or be redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

        2.3    Letter of Credit Procedures.

            2.3.1    Issuance Procedures. (a) On the Effective Date, each Existing Letter of Credit shall be deemed to have been issued hereunder and shall be a “Letter of Credit” for all purposes hereof.

            (b)     The Company shall give notice to the Administrative Agent and the Issuing Bank of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Administrative Agent and the Issuing Bank shall agree in any particular instance) prior to the proposed date of issuance of such Letter of Credit; provided that five days’ prior notice (or such lesser number of days as the Administrative Agent and the Issuing Bank shall agree in any particular instance) shall be required in respect of each Letter of Credit to be denominated in an Offshore Currency. Each such notice shall be accompanied by an L/C Application, duly executed by the Company (together with any Subsidiary for the joint account of which the related Letter of Credit is to be issued) and in all respects satisfactory to the Administrative Agent and the Issuing Bank, together with such other documentation as the Administrative Agent or the Issuing Bank may reasonably request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated, which shall be Dollars or an Offshore Currency, whether such Letter of Credit is to be transferable and the expiration date of such Letter of Credit (which shall not be later than the earlier of (a) one year from the date of issuance thereof and (b) seven days prior to the Termination Date (unless the Company confirms in writing to the Issuing Bank not later than such seventh preceding day that such Letter of Credit will be a Supported Letter of Credit on the Termination Date and such Letter of Credit is in fact a Supported Letter of Credit on the Termination Date, in which case such expiration date shall not be later than one year after the Termination Date)). So long as the Issuing Bank has not received written notice that the conditions precedent to the issuance of a Letter of Credit have not been satisfied, the Issuing Bank shall issue such Letter of Credit on the requested issuance date. The Issuing Bank shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder (it being understood that the Issuing Bank shall not increase the amount of, or extend the term of, any Letter of Credit unless a replacement Letter of Credit having substantially the same terms as such increased or extended Letter of Credit could be issued at the time of such increase or extension). Notwithstanding any other provision of this Agreement, the Issuing Bank shall not have any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular; (ii) the issuance of such Letter of Credit would violate any law, rule or regulation or any policy of the Issuing Bank; (iii) such Letter of Credit is to be denominated in a currency other than Dollars or any Offshore Currency; or (iv) a default of any Bank’s obligation to fund under Section 2.3.5 exists or any Bank is otherwise a Defaulting Bank, unless the Issuing Bank has entered into satisfactory arrangements with the Company or such Bank to eliminate the Issuing Bank’s risk with respect to such Bank.

            2.3.2    Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit (or, in the case of the Existing Letters of Credit, on the Effective Date), the Issuing Bank shall be deemed to have sold and transferred to each other Bank, and each other Bank shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such other Bank’s Percentage, in such Letter of Credit (or, if applicable, all Existing Letters of Credit) and the Company’s reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Bank’s “participation” therein. The Issuing Bank hereby agrees, upon request of the Administrative Agent or any Bank, to deliver to such Bank a list of all outstanding Letters of Credit, together with such information related thereto as such Bank may reasonably request.

            2.3.3    Reimbursement Obligations. In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Company and the Administrative Agent. The Company shall (or, if the applicable Letter of Credit was issued jointly for the account of the Company and a Subsidiary, shall cause such Subsidiary to) reimburse the Issuing Bank through the Administrative Agent prior to 11:00 a.m. (local time) on each date that any amount is paid by the Issuing Bank under any Letter of Credit (each such date, an “Honor Date”); provided that if the Company does not receive notice of the amount paid by the Issuing Bank prior to 10:00 a.m. (local time) on such Honor Date, the Company shall (or shall cause the applicable Subsidiary to) reimburse the Issuing Bank, in the same currency as was paid by the Issuing Bank or, at the Company’s option, in an amount in Dollars equal to the Dollar Equivalent of the amount so paid by the Issuing Bank, not later than 10:00 a.m. (local time) on the Business Day immediately following the date on which the Company receives notice of the amount so paid by the Issuing Bank (and such reimbursement shall include interest for the period from the Honor Date to the date of reimbursement at the Base Rate (or such other rate as the Company and the Issuing Bank shall agree) on the Dollar Equivalent of the amount so reimbursed). If the Company (or if the applicable Letter of Credit was issued jointly for the account of the Company and a Subsidiary, the Company or such Subsidiary) fails to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by the time specified in the previous sentence, the Administrative Agent will promptly notify each Bank thereof, and the Company shall be deemed to have requested that Base Rate Loans in an amount equal to the Dollar Equivalent of such unreimbursed amount be made by Banks on the date of receipt by the Administrative Agent of such notice (or, if such notice is received by the Administrative Agent after 11:00 a.m. (local time) on any Business Day, on the immediately following Business Day, subject to the amount of the unutilized portion of the Commitment Amount and subject to the conditions set forth in Section 11.2. Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 2.3.3 may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

            2.3.4    Limitation on Obligations of Issuing Bank. In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation to the Company or any Bank other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon the Issuing Bank any liability to the Company or any Bank and shall not reduce or impair the Company’s reimbursement obligations set forth in Section 2.3.3 or the obligations of the Banks pursuant to Section 2.3.5.

            2.3.5    Funding by Banks. Each Bank shall upon any notice pursuant to Section 2.3.3 make available to the Administrative Agent for the account of the Issuing Bank an amount in Dollars and in immediately available funds equal to its Percentage of the Dollar Equivalent of the amount of the applicable drawing, whereupon the participating Banks shall (subject to Section 2.3.6) each be deemed to have made a Base Rate Loan to the Company in that amount. If any Bank so notified fails to make available to the Administrative Agent for the account of the Issuing Bank the amount of such Bank’s Percentage of the Dollar Equivalent of the amount of the applicable drawing by no later than 12:00 noon (local time) on the Honor Date, then interest shall accrue on such Bank’s obligation to make such payment, from the Honor Date to the date such Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Administrative Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Administrative Agent to give any such notice on the Honor Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this Section 2.3.5.

            2.3.6    L/C Borrowings. With respect to any unreimbursed drawing that is not converted into Base Rate Loans to the Company in whole or in part, because of the Company’s failure to satisfy the conditions set forth in Section 11.2 or for any other reason, the Company shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the Dollar Equivalent of the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus 2.0% per annum, and each Bank’s payment to the Issuing Bank pursuant to Section 2.3.5 shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 2.3.

            2.3.7    Repayment of Participations. Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Bank of immediately available funds from or on behalf of the Company (a) in reimbursement of any payment or disbursement under a Letter of Credit with respect to which a Bank has paid the Administrative Agent for the account of the Issuing Bank the amount of such Bank’s participation therein or (b) in payment of any interest thereon, the Administrative Agent will pay to such Bank its pro rata share (according to its Percentage) thereof (and the Issuing Bank shall receive the amount otherwise payable to any Bank which did not so pay the Administrative Agent the amount of such Bank’s participation in such payment or disbursement).

            2.3.8    Participation Obligations Unconditional. Each Bank’s obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 2.3, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Bank and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, the Company or any other Person for any reason whatsoever; (b) the occurrence or continuance of an Event of Default, an Unmatured Event of Default or a Material Adverse Effect; or (c) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that each Bank’s obligation to make Revolving Loans under this Section 2.3 is subject to the conditions set forth in Section 11.2.

            2.3.9    Reimbursement Obligations Unconditional. The obligations of the Company under this Agreement and any L/C Application to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each applicable L/C Application under all circumstances, including the following:

            (a)     any lack of validity or enforceability of this Agreement or any L/C-Application;

            (b)     any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from any L/C Application;

            (c)     the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by any L/C Application or any unrelated transaction;

            (d)     any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

            (e)     any payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any bankruptcy, insolvency or similar proceeding;

            (f)     any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or

            (g)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

            2.3.10    Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Bank and the Company when a Letter of Credit is issued (including any such agreement applicable to a Letter of Credit outstanding on the date hereof), (a) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law &Practice (or such later version thereof as may be in effect at the time of issuance) (“ISP98”) shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (the “UCP”) shall apply to each commercial Letter of Credit.

            2.3.11    Utilization of Offshore Currencies. In the case of a proposed issuance of a Letter of Credit denominated in an Offshore Currency, the Issuing Bank shall be under no obligation to issue such Letter of Credit if the Issuing Bank cannot issue Letters of Credit denominated in the requested Offshore Currency, in which event the Issuing Bank will give notice to the Company no later than 10:30 a.m. (local time) on the third Business Day prior to the date of such issuance that the issuance in the requested Offshore Currency is not then available. If the Issuing Bank shall have so notified the Company that any such issuance in a requested Offshore Currency is not then available, then such requested Letter of Credit shall not be issued unless the Company, by notice to the Issuing Bank not later than 5:00 p.m. (local time) three Business Days prior to the requested date of such issuance, requests that the Letter of Credit be denominated in Dollars and issued in an equivalent aggregate amount, in which case the Letter of Credit shall be so denominated and issued.

            2.3.12    Limitation on Renewal of Existing Letters of Credit. Notwithstanding any contrary provision of this Agreement, no Existing Letter of Credit may be renewed upon the expiry thereof.

        2.4    Swing Line Loans.

            2.4.1    Swing Line Loans. Subject to the terms and conditions of this Agreement, the Swing Line Bank agrees to make loans to the Company (collectively the “Swing Line Loans” and individually each a “Swing Line Loan”) from time to time in accordance with this Section 2.4 in an aggregate amount not at any time exceeding the lesser of $35,000,000 and the Commitment Amount (the “Swing Line Commitment”); provided that, after giving effect to the making of each Swing Line Loan, the Total Outstandings shall not exceed the Commitment Amount. Amounts borrowed under this Section 2.4 may be borrowed, repaid and reborrowed until the Termination Date.

            2.4.2    Swing Line Loan Procedures. The Company shall give written or telephonic notice to the Administrative Agent (which shall promptly inform the Swing Line Bank) of each proposed Swing Line Loan not later than 2:00 p.m. on the proposed date of such Swing Line Loan (or, if the amount of such Swing Line Loan is to be deposited into an account maintained with Bank of America or one of its Affiliates, 4:00 p.m. on the proposed date of such Swing Line Loan). Each such notice shall be effective upon receipt by the Administrative Agent and shall specify the date and amount of such Swing Line Loan, which shall be $50,000 or a higher integral multiple thereof. So long as the Swing Line Bank has not received written notice that the conditions precedent set forth in Section 11 with respect to the making of such Swing Line Loan have not been satisfied, the Swing Line Bank shall pay over the requested amount to the Company on the requested borrowing date. Concurrently with the making of any Swing Line Loan, the Swing Line Bank shall be deemed to have sold and transferred, and each other Bank shall be deemed to have purchased and received from the Swing Line Bank, an undivided interest and participation to the extent of such other Bank’s Percentage in such Swing Line Loan (but such participation shall remain unfunded until required to be funded pursuant to Section 2.4.3).

            2.4.3    Refunding of, or Funding of Participations in, Swing Line Loans. The Swing Line Bank may at any time, in its sole discretion, upon at least three Business Days’ notice (or same day notice if an Event of Default exists) to the Company and the Administrative Agent (it being understood that any notice delivered after 9:00 a.m. (or, if an Event of Default exists, 11:00 a.m.) shall be deemed received on the next Business Day), on behalf of the Company (which hereby irrevocably authorizes the Swing Line Bank to act on its behalf) deliver a notice to the Administrative Agent (which shall promptly notify each Bank of its receipt thereof) requesting that each Bank (including the Swing Line Bank in its individual capacity) make a Revolving Loan (which shall be a Base Rate Loan unless the Company makes a timely request for a borrowing of Eurodollar Loans) on the date specified in such notice in such Bank’s Percentage of the aggregate amount of Swing Line Loans outstanding on such date for the purpose of repaying all Swing Line Loans (and, upon receipt of the proceeds of such Revolving Loans, the Administrative Agent shall apply such proceeds to repay Swing Line Loans); provided that if the conditions precedent to a borrowing of Revolving Loans are not then satisfied or for any other reason the Banks may not then make Revolving Loans, then instead of making Revolving Loans each Bank (other than the Swing Line Bank) shall become immediately obligated to fund its participation in all outstanding Swing Line Loans and shall pay to the Administrative Agent for the account of the Swing Line Bank an amount equal to such Bank’s Percentage of such Swing Line Loans. If and to the extent any Bank shall not have made such amount available to the Administrative Agent by 2:00 p.m. on the Business Day on which such Bank receives notice from the Administrative Agent of its obligation to fund its participation in Swing Line Loans (it being understood that any such notice received after 12:00 noon on any Business Day shall be deemed to have been received on the next following Business Day), such Bank agrees to pay interest on such amount to the Administrative Agent for the Swing Line Bank’s account forthwith on demand for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Bank’s failure to make available to the Administrative Agent its Percentage of the amount of all outstanding Swing Line Loans shall not relieve any other Bank of its obligation hereunder to make available to the Administrative Agent such other Bank’s Percentage of such amount, but no Bank shall be responsible for the failure of any other Bank to make available to the Administrative Agent such other Bank’s Percentage of any such amount.

            2.4.4    Repayment of Participations. Upon (and only upon) receipt by the Administrative Agent for the account of the Swing Line Bank of immediately available funds from or on behalf of the Company (a) in reimbursement of any Swing Line Loan with respect to which a Bank has paid the Administrative Agent for the account of the Swing Line Bank the amount of such Bank’s participation therein or (b) in payment of any interest on a Swing Line Loan, the Administrative Agent will pay to such Bank its pro rata share (according to its Percentage) thereof (and the Swing Line Bank shall receive the amount otherwise payable to any Bank which did not so pay the Administrative Agent the amount of such Bank’s participation in such Swing Line Loan).

            2.4.5    Participation Obligations Unconditional. (a) Each Bank’s obligation to make available to the Administrative Agent for the account of the Swing Line Bank the amount of its participation interest in all Swing Line Loans as provided in Section 2.4.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Swing Line Bank or any other Person, (ii) the occurrence or continuance of an Event of Default or Unmatured Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Company or any Subsidiary thereof, (iv) any termination of the Commitments or (v) any other circumstance, happening or event whatsoever.

            (b)     Notwithstanding the provisions of subsection (a) above, no Bank shall be required to purchase a participation interest in any Swing Line Loan if, prior to the making by the Swing Line Bank of such Swing Line Loan, the Swing Line Bank received written notice specifying that one or more of the conditions precedent to the making of such Swing Line Loan were not satisfied and, in fact, such conditions precedent were not satisfied at the time of the making of such Swing Line Loan.

        2.5    Commitments Several. The failure of any Bank to make a requested Loan on any date shall not relieve any other Bank of its obligation (if any) to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make any Loan to be made by such other Bank.

        2.6    Certain Conditions. Notwithstanding any other provision of this Agreement, no Bank shall have an obligation to make any Loan, and the Issuing Bank shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

        2.7    Subsidiary Borrowers. (a) On or after the Effective Date, with the consent of the Administrative Agent, the Company may designate any wholly-owned Subsidiary (other than any Securitization Subsidiary) as a Subsidiary Borrower by delivery to the Administrative Agent of a Subsidiary Borrower Supplement executed by such Subsidiary and the Company, together with Notes in favor of each requesting Bank, and such Subsidiary shall for all purposes of this Agreement be a Subsidiary Borrower and party to this Agreement. As soon as practicable upon receipt of a Subsidiary Borrower Supplement, the Administrative Agent will deliver a copy thereof to each Bank.

            (b)     Notwithstanding the foregoing clause (a), (i) no Subsidiary Borrower that is a Domestic Subsidiary may borrow Revolving Loans prior to the fifth Business Day after the Administrative Agent has distributed copies of the applicable Subsidiary Borrower Supplement pursuant to the last sentence of clause (a) and (ii) no Subsidiary Borrower that is a Foreign Subsidiary may (x) borrow Revolving Loans prior to the tenth Business Day after the Administrative Agent has distributed copies of the applicable Subsidiary Borrower Supplement pursuant to the last sentence of clause (a) or (y) borrow or maintain Revolving Loans if any Bank has notified the Administrative Agent (which notice has not been withdrawn) that such Bank has determined in good faith that (A) as of the date such Subsidiary Borrower is eligible to borrow Revolving Loans pursuant to the foregoing clause (b)(ii)(x) or (B) as the result of the introduction of, any change in, or any change in the interpretation or administration of any applicable law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case described in this clause (B) after the date on which such Subsidiary Borrower was first eligible to borrow pursuant to the foregoing clause (b)(ii)(x), such Bank cannot make or maintain Loans to such Subsidiary Borrower without (1) adverse tax or legal consequences (unless such consequences only involve the payment of money, in which case such Subsidiary Borrower may borrow and maintain Revolving Loans if it agrees to pay such Bank such amounts as such Bank determines in good faith are necessary to compensate such Bank for such consequences) or (2) violating (or raising a substantial question as to whether such Bank would violate) any applicable law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law). Nothing in this clause (b) shall prevent a Subsidiary Borrower from borrowing Fronted Offshore Currency Loans.

            (c)     So long as the principal of and interest on all Loans made to any Subsidiary Borrower under this Agreement shall have been paid in full and all other obligations of such Subsidiary Borrower in such capacity (other than any contingent indemnification or similar obligation not yet due and payable) shall have been fully performed, such Subsidiary Borrower may, upon not less than five Business Days’ prior written notice to the Administrative Agent (which shall promptly notify the Banks thereof), terminate its status as a “Subsidiary Borrower”.

        2.8    The Fronted Offshore Currency Loans.

            (a)     Upon the satisfaction of the conditions precedent set forth in Section 11 and in the applicable Offshore Currency Addendum, from the later of the date of this Agreement and the date of execution of the applicable Offshore Currency Addendum to the date of termination of the Commitments (or such earlier termination date as shall be specified in or pursuant to the applicable Offshore Currency Addendum), each Fronting Bank agrees, on the terms and conditions set forth in this Agreement and in the applicable Offshore Currency Addendum, to make Fronted Offshore Currency Loans under such Offshore Currency Addendum to the applicable Borrower party to such Offshore Currency Addendum from time to time in the applicable Alternate Currency, in an aggregate Dollar Equivalent principal amount not to exceed such Fronting Bank’s applicable Fronted Offshore Currency Commitment (the amount of which shall in no event be, if not zero, less than (i) in the case of Fronted Offshore Currency Loans to be made to the Company, a Dollar Equivalent amount of $3,000,000 and an integral multiple of 1,000,000 units of the applicable currency and (ii) in the case of Fronted Offshore Currency Loans to be made to a Subsidiary Borrower, a Dollar Equivalent amount of $1,000,000 and an integral multiple of 250,000 units of the applicable currency); provided that, at no time shall the aggregate outstanding Dollar Equivalent principal amount of the Fronted Offshore Currency Loans for any specific Alternate Currency exceed the maximum amount specified as the maximum amount for such Alternate Currency in the applicable Offshore Currency Addendum other than as a result of currency fluctuations. Subject to the terms of this Agreement and the applicable Offshore Currency Addendum, the applicable Borrowers may borrow, repay and reborrow Fronted Offshore Currency Loans in the applicable Alternate Currency at any time prior to the termination of the Commitments (or such earlier termination date as shall be specified in or pursuant to the applicable Offshore Currency Addendum). Upon the termination of the Commitments (or such earlier termination date as shall be specified in or pursuant to the applicable Offshore Currency Addendum), the outstanding principal balance of the Fronted Offshore Currency Loans shall be paid in full by the applicable Borrower; and prior to the termination of the Commitments, prepayments of the Fronted Offshore Currency Loans shall be made by the applicable Borrower if and to the extent required by Section 6.2.3. For the avoidance of doubt, it is understood that no Bank shall have any obligation to become a Fronting Bank.

            (b)     The applicable Borrower shall pay the applicable Fronting Bank a fronting fee in respect of each Fronted Offshore Currency Loan in accordance with the Offshore Currency Addendum (or other agreement with such Fronting Bank).

            (c)     Except as otherwise required by applicable law, in no event shall any Fronting Bank have the right to accelerate the Fronted Offshore Currency Loans outstanding under any Offshore Currency Addendum prior to the stated termination date in respect thereof, except that each Fronting Bank shall have such right upon an acceleration of the Loans pursuant to Section 12.2.

            (d)     Each Fronting Bank shall furnish to the Administrative Agent not less frequently than monthly, at the end of each calendar quarter, and at any other time upon the request of the Administrative Agent, a statement setting forth the outstanding Fronted Offshore Currency Loans made and repaid during the period since the last such report.

            (e)     Immediately and automatically upon the occurrence of an Event of Default under Section 12.1.1 or 12.1.3, each Bank shall be deemed to have unconditionally and irrevocably purchased from the applicable Fronting Bank, without recourse or warranty, an undivided interest and participation in each Fronted Offshore Currency Loan ratably in an amount equal to such Bank’s Percentage of the amount of principal and accrued interest of such Loan, and such Fronted Offshore Currency Loans shall, as the Required Banks shall direct, either be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto. Each of the Banks shall pay to the applicable Fronting Bank not later than two Business Days following a request for payment from such Fronting Bank, in Dollars, an amount equal to the undivided interest in and participation in the Fronted Offshore Currency Loan purchased by such Bank pursuant to this subsection 2.8(e). If any Bank fails to make payment to the applicable Fronting Bank of any amount due under this subsection 2.8(e), the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Bank hereunder until the Administrative Agent receives from such Bank an amount sufficient to discharge such Bank’s payment obligation as prescribed in this subsection 2.8(e) together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand by the applicable Fronting Bank and ending on the date such obligation is fully satisfied. The Administrative Agent will promptly remit all payments received as provided above to the applicable Fronting Bank. In consideration of the risk participations prescribed in this subsection 2.8(e), each Bank shall receive, from the accrued interest paid for periods prior to the conversion of any Fronted Offshore Currency Loan as described above by the applicable Borrower on each Fronted Offshore Currency Loan, a fee equal to such Bank’s Percentage of the Eurodollar Margin component of the interest accrued on such Loan, as in effect from time to time during the period such interest accrued. Such portion of the interest paid by the applicable Borrower on Fronted Offshore Currency Loans to the applicable Fronting Bank shall be paid as promptly as possible by such Fronting Bank to the Administrative Agent, and the Administrative Agent shall as promptly as possible convert such amount into Dollars at the Spot Rate and apply such resulting amount ratably among the Banks (including the Fronting Banks) in proportion to their respective Percentages.

            (f)     Whenever, at any time after a Bank has purchased a participating interest in a Fronted Offshore Currency Loan, the applicable Fronting Bank receives any payment on account thereof, such Fronting Bank will distribute to the Administrative Agent for delivery to each Bank its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded); provided that if such payment received by such Fronting Bank is required to be returned, such Bank will return to the Administrative Agent for delivery to such Fronting Bank any portion thereof previously distributed to it by the Administrative Agent or such Fronting Bank.

            (g)     Each Bank’s obligation to purchase the participating interests referred to in subsection 2.8(e) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank or any Borrower may have against any Fronting Bank, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default or an Unmatured Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Bank or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

            (h)     The specification of payment of Fronted Offshore Currency Loans in the related Alternate Currency at a specific place pursuant to this Agreement is of the essence. Such Alternate Currency shall, subject to this Section 2.8, be the currency of account and payment of such Loans under this Agreement and the applicable Offshore Currency Addendum. Notwithstanding anything in this Agreement, the obligation of the applicable Borrower in respect of such Loans shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent the amount so paid, on prompt conversion into the applicable Alternate Currency and transfer to such Bank under normal banking procedure, does not yield the amount of such Alternate Currency due under this Agreement or the applicable Offshore Currency Addendum. If any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such Alternate Currency due under this Agreement or the applicable Offshore Currency Addendum, the applicable Borrower shall pay such deficiency to the applicable Bank (and such Bank shall have an independent cause of action against such Borrower for such deficiency.) If any payment, upon conversion and transfer, results in payment in excess of the amount of such Alternate Currency due under this Agreement or the applicable Offshore Currency Addendum, the applicable Bank shall refund such excess to the applicable Borrower.

        2.9    Utilization of Commitments in Offshore Currencies; Valuation.

            (a)     The Administrative Agent will determine the Dollar Equivalent amount of each Eurodollar Loan and each Letter of Credit denominated in a currency other than Dollars on each Computation Date, and such determination shall be conclusive absent demonstrable error. The Administrative Agent will provide the Company with the amount so determined upon request and, in any event, promptly following the end of each month.

            (b)     Upon receipt of any notice of borrowing of Offshore Currency Loans, the Administrative Agent will promptly notify each Bank of the approximate amount of such Bank’s Percentage of such borrowing, and the Administrative Agent will, upon the determination of the Dollar Equivalent amount of the borrowing as specified in such notice of borrowing, promptly notify each Bank of the exact amount of such Bank’s Percentage of such borrowing. In the case of a proposed borrowing comprised of Offshore Currency Loans, the Banks shall be under no obligation to make Offshore Currency Loans in the requested Offshore Currency as part of such borrowing if the Administrative Agent has received notice from any Bank by 10:00 a.m. (local time) three Business Days prior to the day of such borrowing that such Bank cannot provide Loans in such Offshore Currency without adverse tax or legal consequences, in which event the Administrative Agent will give notice to the Company no later than 4:00 p.m. (local time) three Business Days prior to the requested date of such borrowing that a borrowing in such Offshore Currency is not then available, no such borrowing shall be made and any request for a Revolving Loan in such Offshore Currency shall be deemed withdrawn and shall otherwise be without effect.

            (c)     In the case of a proposed continuation of Offshore Currency Loans for an additional Interest Period pursuant to Section 2.2.3, the Banks shall be under no obligation to continue such Offshore Currency Loans if the Administrative Agent has received notice from any of the Banks by 10:00 a.m. (local time) three Business Days prior to the day of such continuation that such Bank cannot continue to provide Loans in the applicable Offshore Currency, in which event the Administrative Agent will give notice to the Company not later than 4:00 p.m. (local time) three Business Days prior to the requested date of such continuation that the continuation of such Offshore Currency Loans in such Offshore Currency is not then available, and notice thereof also will be given promptly by the Administrative Agent to the Banks. If the Administrative Agent shall have so notified the Company that any such continuation of Offshore Currency Loans is not then available, any notice of continuation or conversion with respect thereto shall be deemed withdrawn and such Offshore Currency Loans shall be redenominated into Revolving Loans consisting of Base Rate Loans assumed by the Company in Dollars with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans. The Administrative Agent will promptly notify the Company and the Banks of any such redenomination and in such notice by the Administrative Agent to each Bank the Administrative Agent will state the aggregate Dollar Equivalent amount of the redenominated Offshore Currency Loans assumed by the Company as of the Computation Date with respect thereto and such Bank’s Percentage thereof.

            (d)     Notwithstanding anything herein to the contrary, during the existence of an Event of Default, the Required Banks may demand that any or all of the then outstanding Offshore Currency Loans be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto. The Administrative Agent will promptly notify the applicable Borrower of any such prepayment or redenomination request.

            (e)     The Company shall be entitled to request that Revolving Loans hereunder shall also be permitted to be made in any other lawful currency, in addition to Dollars and the currencies specified in the definition of “Offshore Currency”, that in the opinion of each Bank is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an “Agreed Alternative Currency”). The Company shall deliver to the Administrative Agent any request for designation of an Agreed Alternative Currency in accordance with Section 14.3, to be received by the Administrative Agent not later than noon (local time) at least ten Business Days in advance of the date of any Borrowing hereunder proposed to be made in such Agreed Alternative Currency. Upon receipt of any such request the Administrative Agent will promptly notify the Banks thereof, and each Bank will use its best efforts to respond to such request within two Business Days of receipt thereof. Each Bank may grant or deny such request in its sole discretion. The Administrative Agent will promptly notify the Company of the acceptance or rejection of any such request.

        SECTION 3. EVIDENCE OF DEBT.

        3.1    Bank Records. The Credit Extensions made by each Bank shall be evidenced by one or more accounts or records maintained by such Bank and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Bank shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Banks to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing hereunder or under any other Loan Document. In the event of any conflict between the accounts and records maintained by any Bank and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Bank made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Bank (through the Administrative Agent) a promissory note substantially in the form of Exhibit A (“Note”), which shall evidence such Bank’s Loans in addition to such accounts or records. Each Bank may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

        3.2    Administrative Agent Records. In addition to the accounts and records referred to in Section 3.1, each Bank and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Bank of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Bank in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

        SECTION 4. INTEREST.

        4.1    Interest Rates.

            4.1.1    Interest Rates for Revolving Loans. Each Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan made to it for the period commencing on the date such Revolving Loan is made until such Revolving Loan is paid in full as follows:

            (a)     at all times such Revolving Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate from time to time in effect; and

            (b)     at all times such Revolving Loan is a Eurodollar Loan and/or is denominated in a currency other than Dollars, at a rate per annum equal to the sum of the Eurodollar Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus the Eurodollar Margin from time to time in effect;

provided that, upon the written request of the Required Banks during the existence of an Event of Default, the interest rate applicable to each Revolving Loan shall be increased by 2% per annum.

            4.1.2    Interest Rates for Fronted Offshore Currency Loans. Each Borrower promises to pay interest on the unpaid principal amount of each Fronted Offshore Currency Loan made to it for the period commencing on the date such Fronted Offshore Currency Loan is made until such Fronted Offshore Currency Loan is paid in full at a rate per annum equal to the applicable Fronted Offshore Currency Rate.

            4.1.3    Interest Rates on Swing Line Loans. The Company promises to pay interest on the unpaid principal amount of each Swing Line Loan for the period commencing on the date such Swing Line Loan is made until the date such Swing Line Loan is paid in full at a rate per annum agreed to from time to time between the Company and the Swing Line Bank; provided that if at any time the Banks become obligated to fund their participations in any Swing Line Loan pursuant to Section 2.4.3, such Swing Line Loan shall thereafter bear interest at the rate applicable from time to time for Base Rate Loans pursuant to Section 4.1.1.

        4.2    Interest Payment Dates. Accrued interest on each Base Rate Loan (including any Swing Line Loan) shall be payable in arrears on the last Business Day of each calendar quarter and at maturity. Accrued interest on each Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a Eurodollar Loan with an Interest Period of six months or longer, on each three-month anniversary of the first day of such Interest Period) and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.

        4.3    Setting and Notice of Eurodollar Rates. The applicable Eurodollar Rate for each Interest Period shall be determined by the Administrative Agent, which shall give notice thereof to the Company and each Bank. Each determination of the applicable Eurodollar Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Company or any Bank, deliver to the Company or such Bank a statement showing the computations used by the Administrative Agent in determining any applicable Eurodollar Rate hereunder.

        4.4    Computation of Interest. All determinations of interest for Base Rate Loans (including any Swing Line Loan bearing interest at or by reference to the Base Rate) when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. All other computations of interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days or on such other basis as the Administrative Agent shall determine is customary for the relevant currency. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

        SECTION 5. FEES.

        5.1    Non-Use Fee. The Company agrees to pay to the Administrative Agent for the account of each Bank a non-use fee, for the period from the Effective Date to the Termination Date, at a rate per annum equal to the Non-Use Fee Rate in effect from time to time of the daily average of such Bank’s Percentage of the unused portion of the Commitment Amount. For purposes of calculating usage under this Section, the Commitment Amount shall be deemed used to the extent of the sum of the aggregate Dollar Equivalent outstanding principal amount of all Revolving Loans (but not Swing Line Loans), the Stated Amount of all Letters of Credit and the aggregate Dollar Equivalent outstanding principal amount of all Fronted Offshore Currency Loans. Such non-use fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have theretofore been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

        5.2    Letter of Credit Fees. (a) The Company agrees to pay to the Administrative Agent for the account of the Banks pro rata according to their respective Percentages a letter of credit fee for each Letter of Credit in an amount equal to the applicable LC Fee Rate per annum in effect from time to time of the Dollar Equivalent of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); providedthat, upon the written request of the Required Banks during the existence of an Event of Default, the rate applicable to each Letter of Credit shall be increased by 2% per annum. Such letter of credit fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Termination Date (and, if any Letter of Credit remains outstanding on the Termination Date, thereafter on demand) for the period from the date of the issuance of each Letter of Credit to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

            (b)     The Company agrees to pay the Issuing Bank a fronting fee for each Letter of Credit in the amount separately agreed between the Company and the Issuing Bank from time to time.

            (c)     In addition, with respect to each Letter of Credit, the Company agrees to pay to the Issuing Bank, for its own account, such fees and expenses as the Issuing Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations.

        5.3    Up-Front and Funding Fees. The Company agrees to pay to the Administrative Agent for the account of the Banks such up-front and funding fees as are mutually agreed to by the Company and the Banks.

        5.4    Administrative Agent’s and Lead Arranger’s Fees. The Company agrees to pay to the Administrative Agent and the Lead Arranger such fees as are mutually agreed to from time to time by the Company, the Administrative Agent and the Lead Arranger.

        SECTION 6. CHANGES IN COMMITMENT AMOUNT; PREPAYMENTS.

        6.1    Changes in Commitment Amount.

            6.1.1    Voluntary Reduction or Termination of the Commitments. The Company may from time to time on at least five Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Bank thereof) permanently reduce the Commitment Amount to an amount not less than the Total Outstandings. Any such reduction shall be in an amount not less than $10,000,000 or a higher integral multiple of $1,000,000; provided that the Commitment Amount may not be reduced to an amount that is less than the sum of (i) the outstanding principal amount of Revolving Loans and Swing Line Loans (after giving effect to any concurrent prepayment thereof), (ii) the unused portion of the Swing Line Commitment, (iii) the aggregate amount of Fronted Offshore Currency Commitments and (iv) the Stated Amount of all Letters of Credit. The Company may at any time on like notice terminate the Commitments upon payment in full of all Revolving Loans and Swing Line Loans and all other obligations of the Company hereunder in respect of such Loans and Cash Collateralization in full or the provision of other Backup Support, pursuant to documentation in form and substance reasonably satisfactory to the Issuing Bank, of all obligations arising with respect to the Letters of Credit. All reductions of the Commitment Amount shall reduce the Commitments pro rata among the Banks according to their respective Percentages.

            6.1.2    Optional Increase in Commitment Amount. So long as no Event of Default or Unmatured Event of Default exists or would result therefrom and notwithstanding any contrary provision of Section 6.1.1, the Company may, by means of a letter to the Administrative Agent substantially in the form of Exhibit E, request that the Commitment Amount be increased by (a) increasing the Commitment of one or more Banks which have agreed to such increase (it being understood that no Bank shall have any obligation to increase its Commitment pursuant to this Section 6.1.2) and/or (b) adding one or more commercial banks or other Persons as a party hereto with a Commitment in an amount agreed to by any such commercial bank or other Person; provided that (i) no commercial bank or other Person shall be added as a party hereto without the written consent of the Administrative Agent (which shall not be unreasonably withheld); and (ii) in no event shall the aggregate amount of all increases of the Commitment Amount pursuant to this Section 6.1.2exceed $200,000,000. Any increase in the Commitment Amount pursuant to this Section 6.1.2 shall be effective three Business Days (or such other period of time as may be agreed upon by the Company, the Administrative Agent and the Banks or other Persons participating in such increase) after the date on which the Administrative Agent has (A) received certified copies of authorizing resolutions of the Board of Directors of the Company authorizing such increase (or authorizing the maximum increase amount specified in clause (ii) above) and (B) received and accepted the applicable increase letter in the form of Annex 1 to Exhibit E (in the case of an increase in the Commitment of an existing Bank) or assumption letter in the form of Annex 2 to Exhibit E (in the case of the addition of a commercial bank or other Person as a new Bank). The Administrative Agent shall promptly notify the Company and the Banks of any increase in the Commitment Amount pursuant to this Section 6.1.2 and of the Commitment and Percentage of each Bank after giving effect thereto. The Company acknowledges that, in order to maintain Loans in accordance with each Bank’s Percentage, a reallocation of the Commitments as a result of a non-pro-rata increase in the Commitment Amount may require prepayment of all or portions of certain Loans on the date of such increase (and any such prepayment shall be subject to the provisions of Section 8.4).

        6.2    Prepayments.

            6.2.1     The Company may from time to time prepay Loans in whole or in part, without premium or penalty, provided that the Company shall give the Administrative Agent (which shall promptly advise each Bank) notice thereof not later than (a) 2:30 p.m. (or, in the case of prepayment of Swing Line Loans, 4:00 p.m.) on the date of such prepayment (which shall be a Business Day), in the case of Base Rate Loans and Swing Line Loans, and (b) two Business Days prior to the date of such prepayment, in the case of Eurodollar Loans (other than Fronted Offshore Currency Loans, except as otherwise provided in the applicable Offshore Currency Addendum), in each case specifying the Loans to be prepaid and the date and amount of prepayment. Subject to Section 2.2.1, each partial prepayment of Revolving Loans shall be in a minimum Dollar Equivalent amount of $1,000,000 and an integral multiple of 1,000,000 units of the Applicable Currency. Prepayments of Revolving Loans shall be applied pro rata to the applicable Revolving Loans of all Banks in accordance with their Percentages. Any prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.

            6.2.2     If on any date the Total Outstandings exceed the Commitment Amount, the Borrowers shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans and/or L/C Advances and/or Cash Collateralize (or promptly provide other Backup Support for) the outstanding Letters of Credit in an amount equal to such excess.

            6.2.3     If at any time of calculation by the Administrative Agent (pursuant to subsection 2.9(a) or otherwise), the Dollar Equivalent principal amount of all outstanding Fronted Offshore Currency Loans in the same Alternate Currency exceeds the aggregate Fronted Offshore Currency Commitments with respect thereto as a result of fluctuations in currency exchange rates, the applicable Borrowers shall, within two Business Days after receipt of notice thereof, prepay Fronted Offshore Currency Loans in an amount sufficient to eliminate such excess.

        SECTION 7. MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

        7.1    Making of Payments. All payments of principal of or interest on the Loans, and of all non-use fees and Letter of Credit fees, shall be made by the applicable Borrower to the Administrative Agent at its principal office in Chicago in immediately available funds (a) in the case of principal and interest payments with respect to Eurodollar Loans, in the Applicable Currency, and (b) in the case of any other amount, in Dollars or such other currency as shall be specified herein and without set-off, counterclaim or deduction of any kind, not later than noon on the date due, and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day. The Administrative Agent shall promptly remit to each Bank its share (if any) of all such payments received in collected funds by the Administrative Agent. All payments under Section 8.1 shall be made by the applicable Borrower directly to the Bank entitled thereto.

        7.2    Application of Certain Payments. Each payment of principal shall be applied to such Loans as the applicable Borrower shall direct by notice to be received by the Administrative Agent on or before the date of such payment or, in the absence of such notice, first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Loans, with those Eurodollar Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods. Concurrently with each remittance to any Bank of its share of any such payment, the Administrative Agent shall advise such Bank as to the application of such payment.

        7.3    Due Date Extension or Reduction. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a payment of interest on a Eurodollar Loan, the result of such extension would be to extend the due date for such payment into another calendar month, in which case such due date shall be the immediately preceding Business Day) and any extension or reduction of time shall be reflected in computing interest and fees.

        7.4    Failure to Make Payments. Unless the applicable Borrower or a Bank has notified the Administrative Agent, prior to the date any payment to be made by it is due, that it does not intend to remit such payment, the Administrative Agent may, in its sole and absolute discretion, assume (other than as expressly provided in Section 2.9 with respect to Fronted Offshore Currency Loans) that such Borrower or such Bank, as the case may be, has timely remitted such payment and may, in its sole and absolute discretion and in reliance thereon, make available such payment to the Person entitled thereto. If such payment was not in fact remitted to the Administrative Agent in immediately available funds, then:

        (i)     if the applicable Borrower failed to make such payment, each Bank shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Bank, together with interest thereon in respect of each day from the date such amount was made available by the Administrative Agent to such Bank to the date such amount is repaid to the Administrative Agent at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect; and

        (ii)     if a Bank failed to make such payment, the Administrative Agent shall promptly notify the Company, and the Company shall pay such corresponding amount to the Administrative Agent, together with interest thereon in respect of each day from the date such amount was made available by the Administrative Agent to the Company at a rate per annum equal to the interest rate applicable to the applicable borrowing. Nothing in this clause (ii) shall be deemed to relieve any Bank from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Company may have against any Bank as a result of any default by such Bank hereunder.

        7.5    Setoff. The Company agrees that the Administrative Agent and each Bank have all rights of set-off and bankers’lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Event of Default exists, the Administrative Agent, each Bank and, to the extent permitted by applicable law, any Affiliate thereof, may apply to the payment of any obligations of the Borrowers hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Borrowers then or thereafter with the Administrative Agent, such Bank or such Affiliate. Each Bank agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Bank or such Affiliate; provided that the failure to give such notice shall not affect the validity of such set-off and application.

        7.6    Proration of Payments. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 8.7 or in connection with an assignment or participation pursuant to Section 14.9, any payment to the Swing Line Bank in respect of a Swing Line Loan or any payment to a Fronting Bank in respect of a Fronted Offshore Currency Loan prior to the occurrence of an Event of Default under Section 12.1.1 or 12.1.3) on account of principal of or interest on any Loan (or on account of its participation in any Letter of Credit or Swing Line Loan) in excess of its pro rata share of payments and other recoveries obtained by all Banks on account of principal of and interest on Loans (or such participations) then held by them, such Bank shall purchase from the other Banks such participation in the Loans (or sub-participations in Letters of Credit or Swing Line Loans) held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

        7.7    Taxes. (a) All payments of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Bank’s net income or receipts (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by a Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Company will, or will cause each other applicable Borrower to:

        (i)     pay directly to the relevant authority the full amount required to be so withheld or deducted;

        (ii)     promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

        (iii)     (except to the extent such withholding or deduction would not be required if such Bank’s Exemption Representation were true) pay to the Administrative Agent for the account of the Banks such additional amount or amounts as is necessary to ensure that the net amount actually received by each Bank will equal the full amount such Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Administrative Agent or any Bank with respect to any payment received by the Administrative Agent or such Bank hereunder, the Administrative Agent or such Bank may pay such Taxes and the Company will, or will cause each other applicable Borrower to (except to the extent such Taxes are payable by a Bank and would not have been payable if such Bank’s Exemption Representation were true), promptly pay such additional amounts (including any penalty, interest and expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

            (b)     If the Company or any other Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Banks, the required receipts or other required documentary evidence, the Company shall indemnify the Banks for any incremental Taxes, interest or penalties that may become payable by any Bank as a result of any such failure. For purposes of this Section 7.7, a distribution hereunder by the Administrative Agent or any Bank to or for the account of any Bank shall be deemed a payment by the applicable Borrower.

            (c)     Each Bank represents and warrants (such Bank’s “Exemption Representation”) to the Company and the Administrative Agent that, as of the date of this Agreement (or, in the case of an Assignee, the date it becomes a party hereto), it is entitled to receive payments hereunder without any deduction or withholding for or on account of any Taxes imposed by the United States of America or any political subdivision or taxing authority thereof.

            (d)     Upon the request from time to time of the Company or the Administrative Agent, each Bank that is organized under the laws of a jurisdiction other than the United States of America shall execute and deliver to the Company and the Administrative Agent one or more (as the Company or the Administrative Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI or Forms W-8BEN or such other forms or documents, appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Bank is exempt from withholding or deduction of Taxes.

            (e)     If, and to the extent that, any Bank shall obtain a credit or other tax benefit with respect to any Taxes indemnified or paid by the Company or another applicable Borrower pursuant to this Section 7.7, such Bank agrees to promptly notify the Company thereof and thereupon to use reasonable efforts to provide the applicable Borrower the benefit of such credit or other tax benefit.

            (f)     Each Bank shall, promptly upon request by the Company, deliver to the Company copies of all completed and executed forms reasonably deemed necessary by any Borrower in connection with the payment of amounts demanded by such Bank pursuant to the foregoing clause (a).

        SECTION 8. INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS.

        8.1    Increased Costs. (a) If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any Eurodollar Office of such Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (i) shall subject any Bank (or any Eurodollar Office of such Bank) to any tax, duty or other charge with respect to its Eurodollar Loans, its Note or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Bank or its Eurodollar Office imposed by the jurisdiction in which such Bank’s principal executive office or Eurodollar Office is located); or

        (ii)     shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank (or any Eurodollar Office of such Bank); or

        (iii)     shall impose on any Bank (or its Eurodollar Office) any other condition affecting its Eurodollar Loans, its Note or its obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D of the FRB, to impose a cost on) such Bank (or any Eurodollar Office of such Bank) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Eurodollar Office) under this Agreement or under its Note with respect thereto, then within 10 Business Days after written demand by such Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent) to the Company, the Company shall, or shall cause each other applicable Borrower to, pay directly to such Bank such additional amount as will compensate such Bank for such increased cost or such reduction.

            (b)     If any Bank shall reasonably determine that the adoption or phase-in of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank or any Person controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s or such controlling Person’s capital as a consequence of such Bank’s obligations hereunder or under any Letter of Credit to a level below that which such Bank or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s or such controlling Person’s policies with respect to capital adequacy) by an amount reasonably deemed by such Bank or such controlling Person to be material, then from time to time, within 10 Business Days after written demand by such Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent) to the Company, the Company shall, or shall cause each other applicable Borrower to, pay to such Bank such additional amount or amounts as will compensate such Bank or such controlling Person for such reduction.

            (c)     The per annum interest rate applicable to each Offshore Currency Loan shall be increased for any Interest Period by the Associated Costs Rate for such Interest Period.

        8.2    Inability to Determine Rates, etc. If with respect to any Interest Period:

            (a)     the Administrative Agent determines (which determination shall be binding and conclusive on the Borrowers) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; or

            (b)     Banks having an aggregate Percentage of 40% or more advise the Administrative Agent that the Eurodollar Rate (Reserve Adjusted) will not adequately and fairly reflect the cost to such Banks of maintaining or funding such Eurodollar Loans for such Interest Period (taking into account any amount to which such Banks may be entitled under Section 8.1) or that the making or funding of Eurodollar Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Banks materially affects such Loans;

then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Bank shall be under any obligation to make or convert into Eurodollar Loans and (ii) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

        8.3    Changes in Law Rendering Eurodollar Loans Unlawful. In the event that any change after the date hereof in (including the adoption of any new) applicable laws or regulations, or any change after the date hereof in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Bank cause a substantial question as to whether it is) unlawful for any Bank to make, maintain or fund Eurodollar Loans, then such Bank shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Bank shall have no obligation to make or convert into Eurodollar Loans (but shall make Base Rate Loans concurrently with the making of or conversion into Eurodollar Loans by the Banks which are not so affected, in each case in an amount equal to such Bank’s pro rata share of all Eurodollar Loans which would be made or converted into at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each Eurodollar Loan of such Bank (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan and, if such Loan is denominated in a currency other than Dollars, such Loan shall be redenominated in Dollars at the Spot Rate (and such Bank will promptly notify the Administrative Agent and the Company when such circumstances cease to exist, at which time such Bank’s obligation to make Eurodollar Loans shall be reinstated). Each Base Rate Loan made by a Bank which, but for the circumstances described in the foregoing sentence, would be a Eurodollar Loan (an “Affected Loan”) shall remain outstanding for the same period as the Group of Eurodollar Loans of which such Affected Loan would be a part absent such circumstances.

        8.4   Funding Losses. The Company hereby agrees that upon demand by any Bank (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Company will indemnify such Bank against any net loss or expense which such Bank may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan), as reasonably determined by such Bank, as a result of (a) any payment, prepayment or conversion of any Eurodollar Loan of such Bank on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of a Borrower to borrow, prepay or continue, or to convert any Loan into, a Eurodollar Loan on a date specified therefor in a notice of borrowing, prepayment, continuation or conversion pursuant to this Agreement. For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

        8.5    Right of Banks to Fund through Other Offices. Each Bank may, if it so elects, fulfill its commitment as to any Eurodollar Loan by causing a foreign branch or affiliate of such Bank to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Bank and the obligation of the applicable Borrower to repay such Loan shall nevertheless be to such Bank and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

        8.6    Discretion of Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

        8.7    Mitigation of Circumstances; Replacement of Affected Bank. (a) Each Bank shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Bank’s good faith judgment, otherwise disadvantageous to such Bank) to mitigate or avoid, (i) any obligation by a Borrower to pay any amount pursuant to Section 7.7 or 8.1 or (ii) the occurrence of any circumstance of the nature described in Section 8.2 or 8.3(and, if any Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Bank shall promptly so notify the Company and the Administrative Agent). Without limiting the foregoing, (x) each Bank will designate a different funding office if such designation will avoid (or reduce the cost to the applicable Borrower of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Bank’s good faith judgment, be otherwise disadvantageous to such Bank; and (y) if any Bank fails to notify the Company of any event or circumstance which will entitle such Bank to compensation pursuant to Section 7.7 or 8.1 within 90 days after such Bank obtains knowledge (or reasonably should have obtained knowledge) of such event or circumstance, then such Bank shall not be entitled to compensation from the applicable Borrower for any amount arising prior to the date which is 90 days before the date on which such Bank notifies the Company of such event or circumstance.

            (b)     At any time any Bank is an Affected Bank, the Company may replace such Affected Bank as a party to this Agreement with one or more other bank(s) or financial institution(s) reasonably satisfactory to the Administrative Agent, such bank(s) or financial institution(s) to have Commitments in such amounts as shall be reasonably satisfactory to the Administrative Agent and the Issuing Bank (and upon notice from the Company such Affected Bank shall assign pursuant to an Assignment Agreement, and without recourse or warranty, its Commitment, its Loans, its Note, its participation in Letters of Credit and Swing Line Loans and all of its other rights and obligations hereunder to such replacement bank(s) or other financial institution(s) for a purchase price equal to the sum of the principal amount of the Loans so assigned, all accrued and unpaid interest thereon, its ratable share of all accrued and unpaid non-use fees and Letter of Credit fees, any amounts payable under Section 8.4 as a result of such Bank receiving payment of any Eurodollar Loan prior to the end of an Interest Period therefor and all other obligations owed to such Affected Bank hereunder).

            (c)     The Administrative Agent agrees to promptly notify the Company upon any Bank becoming a Defaulting Bank (but the Administrative Agent shall have no liability for any failure to give, or any delay in giving, any such notice).

        8.8    Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Bank pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Banks may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit and any termination of this Agreement.

        SECTION 9. REPRESENTATIONS AND WARRANTIES.

        To induce the Administrative Agent and the Banks to enter into this Agreement and to induce the Banks to make Loans and issue or participate in Letters of Credit hereunder, the Company represents and warrants to the Administrative Agent and the Banks that:

        9.1    Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin; each Subsidiary Borrower and Significant Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization; and the Company, each Subsidiary Borrower and each Significant Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary (except to the extent the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect) and has full power and authority to own its property and conduct its business as presently conducted by it (except to the extent the failure to have such authority could not reasonably be expected to have a Material Adverse Effect).

        9.2    Authorization; No Conflict. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the borrowings hereunder are within the organizational powers of the Company and each Loan Party, have been duly authorized by all necessary organizational action on the part of such Loan Party (including any necessary shareholder, partner or member action), have received all necessary governmental and other third-party approvals (if any shall be required), and do not and will not (a) violate any provision of law or any order, decree or judgment of any court or other government agency which is binding on the Company or any other Loan Party, (b) contravene or conflict with, or result in a breach of, any provision of the certificate of incorporation, partnership agreement, by-laws or other organizational documents of the Company or any other Loan Party or (c) contravene or conflict with, or result in a Lien under, any material agreement, indenture, instrument or other document which is binding on the Company or any other Loan Party.

        9.3    Validity and Binding Nature. Each Loan Document to which a Loan Party is a party is the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

        9.4    Financial Condition. The audited consolidated financial statements of the Company and its Subsidiaries dated December 30, 2006, copies of each of which have been delivered to each Bank, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

        9.5    No Material Adverse Change. Since December 30, 2006, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Company and its Subsidiaries taken as a whole.

        9.6    Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding, labor controversy or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened in writing against the Company or any Subsidiary which could reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6 or the Company’s report on Form 10-K for the Fiscal Year ended December 30, 2006 or on Form 8-K filed with the SEC after the date of such Form 10-K and prior to the date hereof. As of the Effective Date, other than any liability incident to such litigation or proceedings, neither the Company nor any Significant Subsidiary has any material contingent liabilities not listed in such Schedule 9.6 or otherwise disclosed on such Form 10-K or Form 8-K.

        9.7    Ownership of Properties; Liens. Each of the Company and each Significant Subsidiary owns good and, in the case of real property, indefeasible title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and material claims (including material infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted under Section 10.8.

        9.8    Subsidiaries. As of the Effective Date, the Company has no Subsidiaries except those listed in Schedule 9.8.

        9.9    Pension Plans. (a) During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Loan hereunder, (i) no steps have been taken to terminate any Pension Plan other than a “standard termination” in accordance with Section 4041(b) of ERISA and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by the Company of any material liability, fine or penalty.

            (b)     All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any material withdrawal liability with respect to any such plan or received notice of any claim or demand for material withdrawal liability or partial withdrawal liability from any such plan; and neither the Company nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be involuntarily terminated, or that any such plan is or may become insolvent.

        9.10    Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

        9.11    Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

        9.12    Taxes. Each of the Company and each Subsidiary has filed all Federal tax returns and other material tax returns and tax reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

        9.13    Environmental Matters. The Company conducts, in the ordinary course of business (in a manner sufficient to enable the Company to make the representation and warranty set forth in this Section 9.13), a review of the effect of existing Environmental Laws (excluding health, safety and land use matters) and existing Environmental Claims (excluding health, safety and land use matters) on its business, operation and properties, and as a result thereof, the Company has reasonably concluded that, except for matters for which adequate reserves are maintained, the aggregate effect of such Environmental Laws and Environmental Claims, including those specifically disclosed in Schedule 9.13, could not reasonably be expected to have a Material Adverse Effect.

        9.14    Information. All information heretofore or contemporaneously herewith furnished in writing by the Company or any Subsidiary to the Administrative Agent or any Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Company or any Subsidiary to any Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Banks that (a) any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts will likely differ from projected or forecasted results and (b) any information provided by the Company or any Subsidiary with respect to any Person or assets acquired or to be acquired by the Company or any Subsidiary shall, for all periods prior to the date of such Acquisition, be limited to the knowledge of the Company or the acquiring Subsidiary after reasonable inquiry).

        9.15    No Default. No Event of Default or Unmatured Event of Default has occurred and is continuing or would result from the consummation of any transaction contemplated by this Agreement or any other Loan Document.

        9.16    Subsidiary Borrower Supplements. For as long as any Subsidiary shall be a Subsidiary Borrower, the representations and warranties of such Subsidiary in such Subsidiary Borrower’s Subsidiary Borrower Supplement are true and correct in all material respects as of the date such representations and warranties are made or deemed to be made.

        SECTION 10. COVENANTS.

        Until the expiration or termination of the Commitments and thereafter until all obligations of the Company hereunder and under the other Loan Documents (other than any contingent indemnification or similar obligations not yet due and payable) are paid in full and all Letters of Credit (other than any Supported Letter of Credit) have been terminated, the Company agrees that, unless at any time the Required Banks shall otherwise expressly consent in writing, it will:

        10.1    Reports, Certificates and Other Information. Furnish to the Administrative Agent:

            10.1.1    Audit Report. Promptly when available, and in any event not later than the earlier of (a) five Business Days after the filing thereof with the SEC and (b) 105 days after the end of each Fiscal Year (commencing with the fiscal year ending December 29, 2007), a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year accompanied by (i) the report of Deloitte & Touche LLP or another nationally-recognized independent registered public accounting firm (the “Independent Auditor”), which report shall (A) state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP, and (B) not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records; provided that if such report of the Independent Auditor is a combined report (that is, one report containing an opinion on such consolidated financial statements, an opinion on internal controls over financial reporting and an opinion on management’s assessment of internal controls over financial reporting), then such report may include a qualification or limitation relating to the Company’s system of internal controls over financial reporting due to the exclusion of any acquired business from the scope of management’s assessment of internal controls over financial reporting to the extent such exclusion is permitted under provisions published by the Public Company Accounting Oversight Board, the SEC or another applicable governmental authority; and (ii) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, they have not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if they have become aware of any such event, describing it in reasonable detail.

            10.1.2    Quarterly Reports. Promptly when available, and in any event not later than (a) five Business Days after the filing thereof with the SEC and (b) 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, certified by an Executive Officer as fairly presenting, in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), the consolidated financial position and results of operations for the Company and its Subsidiaries for such periods.

            10.1.3    Certificates. (a) Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and of each set of quarterly statements pursuant to Section 10.1.2, (i) a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by an Executive Officer, containing a computation of each of the financial ratios and restrictions set forth in Section 10.6 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it; and (ii) an updated organizational chart listing all Subsidiaries.

            10.1.4    Reports to SEC and to Shareholders. Within 15 days after the filing or sending thereof, copies of all reports on Form 10-K, 10-Q or 8-K (including any amendment thereto) of any Loan Party filed with the SEC (excluding exhibits thereto, provided that the Company shall promptly deliver any such exhibit to the Administrative Agent or any Bank upon request therefor); copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to shareholders generally concerning material developments in the business of any Loan Party.

            10.1.5    Notice of Default, Litigation and ERISA Matters. Promptly upon any Executive Officer becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

            (a)     the occurrence of an Event of Default or an Unmatured Event of Default;

             (b)     any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Banks which has been instituted or, to the knowledge of the Company, is threatened in writing against the Company or any Subsidiary or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;

            (c)     the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan other than a “standard termination” in accordance with Section 4041(b) of ERISA, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could reasonably be expected to result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could reasonably be expected to result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for material withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be involuntarily terminated, or that any such plan is or may become insolvent; or

            (d)     any other event (including any violation of any Environmental Law or the assertion of any Environmental Claim) which could reasonably be expected to have a Material Adverse Effect.

            10.1.6    Other Information. From time to time such other information concerning the Company and its Subsidiaries (including financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company) as the Administrative Agent or any Bank through the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 10.1.1, 10.1.2 or 10.1.4 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 14.3; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent (which shall notify each Bank) of the posting of any such document and, promptly upon request by the Administrative Agent, provide to the Administrative Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Administrative Agent. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the compliance certificates required by Section 10.1.3 to the Administrative Agent. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) BAS and/or Bank of America will make available to the Banks and the Issuing Bank materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) to Banks and potential Banks by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks or potential Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Bank”). The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Banks and that (w) all Borrower Materials that are made available to Public Banks shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized BAS, Bank of America, the Banks and the proposed Banks to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of Section 14.16; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) BAS and Bank of America shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on, and shall only post such Borrower Materials on, the portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC”.

        10.2    Books, Records and Inspections. (a) Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; (b) permit, and cause each Significant Subsidiary to permit, the Administrative Agent (which may be accompanied by any Bank) or any representative thereof upon reasonable prior notice to inspect the properties and operations of the Company and of such Significant Subsidiary; and (c) permit, and cause each Significant Subsidiary to permit, at any reasonable time during normal business hours and with reasonable notice (or at any time without notice if an Event of Default exists), the Administrative Agent (which may be accompanied by any Bank) or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with the Administrative Agent (which may be accompanied by any Bank) or any representative thereof, provided that the Company shall have the right to be present at any such discussions so long as no Event of Default exists), to examine (and photocopy extracts from) any of its books or other financial or operating records, provided that, unless an Event of Default exists, the costs and expenses associated with any visit or inspection made pursuant to clause (b) or (c) shall be for the account of the Administrative Agent (or, if acting upon the request of or accompanied by any Bank, such Bank).

        10.3    Insurance. Maintain, and cause each Significant Subsidiary to maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; and, upon request of the Administrative Agent or any Bank through the Administrative Agent, furnish to the Administrative Agent or the Administrative Agent for delivery to such Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Company and its Significant Subsidiaries; provided that self insurance of risks and in amounts customary in the industry of the Company and its Significant Subsidiaries shall be permitted.

        10.4    Compliance with Laws; Payment of Taxes. (a) Comply, and cause each Subsidiary to comply, with all applicable laws (including Environmental Laws and ERISA), rules, regulations, decrees, orders, judgments, licenses and permits, except to the extent the failure to comply therewith, either individually or in the aggregate with all other such failures, could not reasonably be expected to have a Material Adverse Effect; and (b) pay, and cause each Subsidiary to pay, prior to delinquency, all Federal taxes and all other material taxes and governmental charges against it or any of its property; provided that the foregoing shall not require the Company or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto.

        10.5    Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 10.9) cause each Significant Subsidiary to maintain and preserve, (a) its existence and good standing in the jurisdiction of its incorporation and (b) its qualification and good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

        10.6    Financial Covenants.

            10.6.1    Funded Debt to EBITDA Ratio. Not permit the Funded Debt to EBITDA Ratio as of the last day of any Computation Period to exceed 3.75 to 1.0.

            10.6.2    Interest Coverage Ratio. Not permit the Interest Coverage Ratio as of the last day of any Computation Period to be less than 3.00 to 1.0.

        10.7    Limitations on Debt. Not, and not permit any Significant Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

            (a)     Debt arising under the Loan Documents;

            (b)     Debt incurred to finance the acquisition, construction or improvement of any fixed or capital asset (including (i) obligations under Capital Leases and (ii) Debt assumed in connection with the acquisition of any such asset or secured by a Lien on such asset prior to the acquisition thereof (and not incurred in contemplation of such acquisition); provided that (x) such Debt is incurred prior to or substantially concurrently with such acquisition or not later than 45 days following the completion of such construction or improvement, as the case may be, (y) such Debt does not exceed the cost of such asset as of the date of such acquisition or completion of construction thereof or of such improvement on the date of completion thereof, as the case may be, and (z) the aggregate outstanding principal amount of all Debt described in this clause (b) does not at any time exceed the greater of (A) $80,000,000 and (B) 10% of the consolidated tangible assets of the Company and its Subsidiaries;

            (c)     Debt secured by Liens permitted by subsection 10.8(k);

            (d)     Debt outstanding on the Effective Date and listed in Schedule 10.7;

            (e)     refinancings, extensions or renewals of any of the foregoing Debt so long as the material terms applicable to such refinanced Debt are no less favorable to the Company or the applicable Significant Subsidiary, taken as a whole, than the material terms in effect immediately prior to such refinancing and the principal amount thereof is not increased;

            (f)     Subordinated Debt;

            (g)     Hedging Obligations incurred in the ordinary course of business for bona fide hedging purposes and not for speculation;

            (h)     Debt of a Person acquired in connection with a Permitted Acquisition that was not incurred in contemplation thereof;

            (i)     Debt of the Company or a Significant Subsidiary as an account party in respect of trade and standby letters of credit;

            (j)     Debt arising under surety, custom and similar bonds in the ordinary course of business consistent with past practice;

            (k)     other unsecured Debt of Domestic Subsidiaries that are Significant Subsidiaries; provided that the aggregate amount of all such Debt shall not at any time exceed an amount equivalent to 5% of the consolidated assets of the Company and its Subsidiaries as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 10.1.1 or 10.1.2;

            (l)     Securitization Obligations in an aggregate outstanding amount not exceeding at any time the greater of (i) $150,000,000 and (ii) 12% of the consolidated assets of the Company and its Subsidiaries as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 10.1.1 or 10.1.2;

            (m)     Debt under the Existing Credit Agreement, so long such Debt is repaid concurrently with the making of the initial Credit Extensions hereunder; and

            (n)     other unsecured Debt of the Company and Foreign Subsidiaries that are Significant Subsidiaries; provided that, at the time of incurrence thereof, the Company is in pro forma compliance with the covenants set forth in Section 10.6.

        10.8    Liens. Not, and not permit any Significant Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

            (a)     Liens for taxes or other governmental charges not at the time delinquent for more than 90 days or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves, provided that no notice of lien has been filed or recorded under the Code;

            (b)     Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services, and, in each case, for which it maintains adequate reserves;

            (c)     Liens identified in Schedule 10.8;

            (d)     attachments, appeal bonds, judgments and other similar Liens arising in connection with court proceedings, for an aggregate amount not at any time exceeding the greater of (i) $35,000,000 and (ii) 5% of the consolidated tangible assets of the Company and its Subsidiaries, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

            (e)     easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any Significant Subsidiary;

            (f)     Liens on assets existing at the time of acquisition (by merger or otherwise) of such property by the Company or a Significant Subsidiary and not created in contemplation thereof, provided that such Liens do not extend to or cover additional types of assets;

            (g)     Liens securing Debt permitted by subsection 10.7(b) or any refinancing thereof (so long as the aggregate principal amount of such Debt is not increased); provided that such Lien attaches solely to the property so acquired, constructed or improved in such transaction (provided that individual financings under subsection 10.7(b) provided by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted by subsection 10.7(b));

            (h)     Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or the applicable Significant Subsidiary in excess of those set forth by regulations promulgated by the FRB and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to such depository institution;

            (i)     Liens securing Securitization Obligations;

            (j)     Liens arising under any Loan Document; and

            (k)     other Liens securing outstanding obligations not at any time exceeding the greater of (i) $35,000,000 and (ii) 5% of the consolidated tangible assets of the Company and its Subsidiaries.

Any Lien permitted above on any property may extend to the identifiable proceeds of such property.

        10.9    Mergers, Consolidations, Sales. Not, and not permit any other Loan Party to, be a party to any merger or consolidation, make any Acquisition, purchase or otherwise acquire any partnership or joint venture interest in any other Person (other than a Person that is, or becomes as the result of purchase or acquisition, a Subsidiary), or sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for:

            (a)     any such merger or consolidation, sale, transfer, conveyance, lease or assignment (i) of or by any Subsidiary Guarantor into, with or to the Company or another Subsidiary Guarantor or (ii) of or by any wholly-owned Subsidiary into the Company or any other Loan Party or into, with or to any other wholly-owned Subsidiary;

            (b)     any such purchase or other acquisition by any Loan Party of the assets or stock of any wholly-owned Subsidiary;

            (c)     Permitted Acquisitions;

            (d)     dispositions of accounts receivable, lease receivables, other financial assets and other rights and related assets pursuant to a Permitted Securitization;

            (e)     dispositions of inventory in the ordinary course of business;

            (f)     dispositions of accounts receivable with extended terms and dispositions of defaulted accounts receivable without credit recourse in transactions that do not constitute securitizations, in each case in the ordinary course of business consistent with past practice of the Company and its Significant Subsidiaries;

            (g)     sales and dispositions of assets (including stock of Subsidiaries) purchased in connection with (and as a direct result of) a Permitted Acquisition;

            (h)     purchases and other acquisitions of such partnership and joint venture interests so long as the aggregate outstanding amount of investments in such partnerships and joint ventures (excluding any such investment existing on the Effective Date and listed on Schedule 10.9) does not at any time exceed 20% of the consolidated tangible assets of the Company and its Subsidiaries; and

                (i)     other sales and dispositions of assets (including the stock of Subsidiaries) made for fair market value so long as (i) no Event of Default or Unmatured Event of Default exists or would result therefrom; and (ii) the Net Cash Proceeds of all such sales and dispositions (excluding Net Cash Proceeds that are applied within 180 days after receipt thereof (or with respect to which the Company has entered into binding commitments within 180 days after receipt thereof to apply such Net Cash Proceeds (but only to the extent such Net Cash Proceeds are applied within 270 days after receipt thereof pursuant to such commitments)) to purchase revenue-producing assets used in the business of the Company and its Subsidiaries or to consummate Permitted Acquisitions) in any Fiscal Year do not exceed the greater of (x) $50,000,000 and (y) 15% of the consolidated tangible assets of the Company and its Subsidiaries.

        10.10    Use of Proceeds. Use the proceeds of the Loans solely (i) to refinance the Existing Credit Agreement in full, (ii) to finance Permitted Acquisitions and (iii) for capital expenditures, working capital and other general corporate purposes, and not use the proceeds of the Loans, directly or indirectly, to purchase or carry Margin Stock.

        10.11    Further Assurances. Take, execute and deliver, and cause each applicable Subsidiary to take, execute and deliver, any and all such further acts and agreements as the Administrative Agent or the Required Banks may reasonably request from time to time in order to ensure that (a) the obligations of each Subsidiary Borrower hereunder and under the other Loan Documents are guaranteed (i) pursuant to Section 15 by the Company and (ii) if such Subsidiary Borrower is a Foreign Subsidiary, by each Foreign Subsidiary that is a Significant Subsidiary (except to the extent (x) such guaranty by such Foreign Subsidiary would result in adverse tax consequences (other than insignificant adverse tax consequences) to the Company or (y) such Foreign Subsidiary would not be able to issue such guaranty under applicable law without undue expense or other adverse consequences (other than insignificant adverse consequences)) and (b) the obligations of the Company hereunder and under the other Loan Documents are guaranteed by each Subsidiary (except to the extent that that the failure of any Subsidiary to so guaranty the obligations of the Company would not result in a breach of Section 10.17); and deliver, or cause the applicable Subsidiary Guarantor to deliver, to the Administrative Agent such documents as the Administrative Agent (or the Required Banks acting through the Administrative Agent) may reasonably request (including opinions of counsel) to confirm that (i) the guarantee of the Company pursuant to Section 15 is the legal, valid and binding obligation of the Company and (ii) the Subsidiary Guaranty is the legal, valid and binding obligation of each Subsidiary Guarantor.

        10.12    Transactions with Affiliates. Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than another Loan Party) which is on terms, taken as a whole, which are less favorable than are obtainable from any Person which is not one of its Affiliates under comparable circumstances, provided that this Section 10.12 shall not prohibit:

            (a)     capital contributions and distributions with respect to the equity interests of the Company or such Loan Party in the ordinary course of business;

            (b)     any employment or severance agreement and any amendment thereto entered into by the Company or any other Loan Party in the ordinary course of business;

            (c)     the payment of reasonable directors’ fees and benefits;

            (d)     the provision of officers’ and directors’ indemnification and insurance in the ordinary course of business to the extent permitted by applicable law;

            (e)     non-interest bearing (or below-market interest-bearing) intercompany loans or other advances in the ordinary course of business and consistent with past practice; or

            (f)     the payment of employee salaries, bonuses and employee benefits in the ordinary course of business.

        10.13    Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each Pension Plan in compliance with all applicable requirements of law and regulations, except to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect.

        10.14    Environmental Laws. Conduct, and cause each Subsidiary to conduct, its operations and keep and maintain its property in compliance with all Environmental Laws, except to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect.

        10.15    Inconsistent Agreements. Not, and not permit any Significant Subsidiary (excluding any Foreign Subsidiary and any Securitization Subsidiary) to, enter into any agreement (other than (x) this Agreement or any other Loan Document and (y) any financial covenant in any other agreement evidencing Debt permitted hereunder) that (a) would be violated or breached in any material respect by any borrowing, or the obtaining of any Letter of Credit, by the Company hereunder or by the performance by the Company or any Subsidiary of any of its obligations hereunder or under any other Loan Document or (b) would prohibit the Company or any Significant Subsidiary (excluding any Foreign Subsidiary and any Securitization Subsidiary) from granting to the Administrative Agent, for the benefit of the Banks, a Lien on any of its assets (such prohibition, a “Negative Pledge”); provided that the foregoing clause (b) shall not prohibit any Negative Pledge:

        (i)     incurred or provided in favor of any holder of obligations secured by a Lien permitted under clause (b), (c) (but only to the extent the agreement governing the obligations secured by a Lien permitted by such clause (c) includes a Negative Pledge on the Effective Date), (d), (f), (g) or (i) of Section 10.8, in each case solely to the extent any such Negative Pledge relates to (1) the property subject to such Lien, (2) the agreement giving rise to such Negative Pledge and/or (3) identifiable proceeds of the foregoing;

        (ii)     covering assets licensed or sublicensed to the Company or any Subsidiary;

        (iii)     under any agreement to which a Person is bound at the time such Person becomes a Subsidiary of the Company pursuant to a Permitted Acquisition, which agreement was in effect prior to such Permitted Acquisition and was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company;

        (iv)     under customary non-assignment provisions in contracts (including leases) entered into in the ordinary course of business and consistent with past practices;

        (v)     imposed by law or contained in any Loan Document; or

        (vi)     under customary restrictions and conditions contained in agreements relating to a sale of assets (including stock of a Significant Subsidiary) pending such sale, provided that (I) such restrictions and conditions apply only to the assets that are to be sold and (II) such sale is permitted hereunder;

provided that the foregoing shall not permit (A) any Negative Pledge after the termination thereof, (B) any Negative Pledge to the extent such Negative Pledge is rendered ineffective by the Uniform Commercial Code or other applicable law or (C) any modification to any Negative Pledge that increases the scope of the assets covered thereby.

        10.16    Business Activities. Not, and not permit any Significant Subsidiary to, engage in any line of business other than the same or similar lines of business engaged in by the Company and its Significant Subsidiaries as of the date hereof and reasonable extensions thereof.

        10.17    Non-Guarantor Domestic Subsidiaries. Not later than (a) one Business Day following the consummation of any Acquisition and (b) 30 days after the end of each calendar quarter, take all steps necessary to ensure that Domestic Subsidiaries that, together with the Company, account for (i) not less than 85% of the total assets of the Company and its Subsidiaries as of the date of determination and (ii) not less than 85% of the total revenues of the Company and its Subsidiaries for the 12-month period ending on the last day of the calendar quarter ended immediately prior to the date of determination for which financial statements have been delivered pursuant to Section 10.1.1 or 10.1.2, are parties to the Subsidiary Guaranty; provided that no default shall occur under this Section 10.17 if, notwithstanding the minimum percentage specified above, all Domestic Subsidiaries as of such date of determination are parties to the Subsidiary Guaranty.

        SECTION 11. EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

        11.1    Effectiveness. This Agreement shall become effective on the date (the “Effective Date”), which shall not occur later than April 30, 2007, on which (a) each of the conditions precedent specified in Section 11.2 shall have been satisfied and (b) the Administrative Agent shall have received (i) all amounts which are then due and payable pursuant to Section 5 and (to the extent billed) Section 14.6; and (ii) all of the following, each duly executed and dated the Effective Date (or such earlier date as shall be satisfactory to the Administrative Agent), each in form and substance satisfactory to the Administrative Agent, and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for each Bank:

            11.1.1    Notes. The Notes.

            11.1.2    Resolutions. Certified copies of resolutions of the Board of Directors of the Company authorizing or ratifying the execution, delivery and performance by the Company of this Agreement, the Notes and the L/C Applications; and certified copies of resolutions of the Board of Directors of each other Loan Party authorizing or ratifying the execution, delivery and performance by such Loan Party of each Loan document to which it is a party.

            11.1.3    Consents, etc.Certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Company and each Guarantor of the documents referred to in this Section 11.

            11.1.4    Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary of the Company and each other Loan Party as of the Effective Date certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Administrative Agent and each Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

            11.1.5    Subsidiary Guaranty. The Subsidiary Guaranty executed by each Subsidiary which is to be a Subsidiary Guarantor as of the Effective Date.

            11.1.6    Opinion of Counsel for the Loan Parties. The opinions of (a) Paul J. Jones, inside counsel to the Loan Parties and (b) Foley & Lardner LLP, special Illinois counsel to the Loan Parties.

            11.1.7    Other. Such other documents as the Administrative Agent or any Bank may reasonably request.

        11.2    Conditions to All Credit Extensions of Credit. The obligation of each Bank to make each Loan and of the Issuing Bank to issue each Letter of Credit is subject to the condition that the Effective Date shall have occurred and to the further conditions precedent that, both before and after giving effect to such Credit Extension:

            (a)     the representations and warranties of the Company set forth in this Agreement (excluding Section 9.5, the first sentence of Section 9.6 and Section 9.8) shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

            (b)     no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

        11.3    Confirmatory Certificate. If requested by the Administrative Agent or any Bank (acting through the Administrative Agent), the Administrative Agent shall have received (in sufficient counterparts to provide one to each Bank) a certificate dated the date of such requested Credit Extension and signed by a duly authorized representative of the Company as to the matters set forth in Section 11.2 (it being understood that each request by the Company for a Credit Extension shall be deemed to constitute a warranty by the Company that the conditions precedent set forth in Section 11.2 will be satisfied at the time of the making of such Credit Extension), together with such other documents as the Administrative Agent or any Bank (acting through the Administrative Agent) may reasonably request in support thereof.

        11.4    Initial Loans to a Subsidiary Borrower. The Banks shall not be required to make Revolving Loans to any Subsidiary Borrower unless (a) the conditions precedent set forth in Sections 11.1 and 11.2 have been satisfied and (b) such Subsidiary Borrower has furnished to the Administrative Agent with sufficient copies for the Banks:

        (i)     copies of the resolutions of the board of directors (or similar governing body) of such Subsidiary Borrower authorizing the transactions contemplated hereby, certified as of the date of the effectiveness of the applicable Subsidiary Borrower Supplement by the Secretary or an Assistant Secretary or similar officer of such Subsidiary Borrower;

        (ii)     a certificate of the Secretary or Assistant Secretary or similar officer of such Subsidiary Borrower certifying the names and true signatures of the officers of such Subsidiary Borrower authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

        (iii)     the articles or certificate of incorporation (or similar charter document) and the bylaws (or similar governing documents) of such Subsidiary Borrower as in effect on the date of the effectiveness of the applicable Subsidiary Borrower Supplement, certified by the Secretary or Assistant Secretary (or the general partner, member or manager, if applicable) of such Subsidiary Borrower as of the date of the effectiveness of the applicable Subsidiary Borrower Supplement;

        (iv)     a good standing certificate or certificate of status for such Subsidiary Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its jurisdiction of formation;

        (v)     a written opinion of counsel to such Subsidiary Borrower, addressed to the Administrative Agent and the Banks and in substance reasonably acceptable to the Administrative Agent;

        (vi)     a Note of such Subsidiary Borrower for each Bank that has requested a Note pursuant to Section 3.1; and

        (vii)     such other approvals, opinions, documents or materials as the Administrative Agent or any Bank may reasonably request.

        SECTION 12. EVENTS OF DEFAULT AND THEIR EFFECT.

        12.1    Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

            12.1.1    Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan or any reimbursement obligation with respect to any Letter of Credit; or default, and continuance thereof for five days, in the payment when due of any interest, fee or other amount payable by the Company hereunder or under any other Loan Document.

            12.1.2    Non-Payment of Other Debt, etc. (a) Any default shall occur under the terms applicable to any Debt of the Company or any other Loan Party (other than Debt hereunder) in an aggregate principal amount (for all such Debt so affected) exceeding $40,000,000 and such default shall (i) consist of the failure to pay such Debt when due (subject to any applicable grace period), whether by acceleration or otherwise, or (ii) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity; or (b) any event shall occur with respect to any Securitization Obligations that results in, or permits the holder or holders of such obligations, or any trustee or agent for such holder or holders, to cause the replacement or resignation of the servicer with respect thereto.

            12.1.3    Bankruptcy, Insolvency, etc. The Company or any other Loan Party becomes insolvent or generally fails to pay, or admits in writing its general inability or refusal to pay, debts as they become due; or the Company or any other Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or any other Loan Party or any substantial part of the property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or such Loan Party or for any substantial part of the property thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Significant Subsidiary), is commenced in respect of the Company or any other Loan Party, and if such case or proceeding is not commenced by the Company or any other Loan Party, an order for relief is entered therein, or such case or proceeding is consented to or acquiesced in by the Company or such other Loan Party or remains for 60 days undismissed; or the Company or any other Loan Party takes any corporate action to authorize, or in furtherance of, any of the foregoing.

            12.1.4    Non-Compliance with Provisions of this Agreement. (a) Failure by the Company to comply with or to perform any covenant set forth in Sections 10.1.5(a), 10.5 through 10.9, 10.12 or 10.17; (b) failure by the Company to comply with or to perform any covenant set forth in Sections 10.10 or 10.11 and continuance of such failure for ten days after an Executive Officer obtains actual knowledge; or (c) failure by the Company to comply with or to perform any other provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 12) and continuance of such failure for 30 days after written notice thereof to the Company from the Administrative Agent or any Bank (acting through the Administrative Agent).

            12.1.5    Representations and Warranties. Any representation or warranty made by a Borrower under any Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by a Borrower to the Administrative Agent or any Bank in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

            12.1.6    Pension Plans. (a) Institution of any steps by the Company or any other Person to terminate a Pension Plan if as a result of such termination the Company could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $25,000,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company and the Controlled Group have incurred on the date of such withdrawal) exceeds $25,000,000.

            12.1.7    Judgments. (a) Final judgments which exceed an aggregate of $40,000,000 shall be rendered against the Company or any Subsidiary or (b) any one or more non-monetary final judgments shall be rendered against the Company or any Subsidiary that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

            12.1.8    Invalidity of Guaranties. (a) The Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of the Subsidiary Guaranty, or the Company or any other Loan Party (or any Person by, through or on behalf of the Company or any other Loan Party) shall contest in any manner the validity, binding nature or enforceability of the Subsidiary Guaranty with respect to any Subsidiary Guarantor.

            (b)     The guaranty of the Company under Section 15 shall cease to be in full force and effect, the Company shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of Section 15, or the Company or any other Loan Party (or any Person by, through or on behalf of the Company or any other Loan Party) shall contest in any manner the validity, binding nature or enforceability of the guaranty of the Company under Section 15.

            12.1.9    Change in Control. (a) Any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of 30% or more of the outstanding shares of common stock of the Company; or (b) during any 12-month period, individuals who at the beginning of such period constituted the Company’s Board of Directors (together with any new directors whose election by the Company’s Board of Directors or whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors who either were directors at beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company.

            12.2    Effect of Event of Default. If any Event of Default described in Section 12.1.3 shall occur with respect to the Company, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Loans and all other obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to deliver to the Administrative Agent Cash Collateral in an amount equal to the outstanding Dollar Equivalent face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent (upon written request of the Required Banks) shall declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable and/or demand that the Company immediately deliver to the Administrative Agent Cash Collateral in amount equal to the outstanding Dollar Equivalent face amount of all Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to deliver to the Administrative Agent Cash Collateral in an amount equal to the Dollar Equivalent face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Company in writing of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 12.1.1 or Section 12.1.3 may be waived by the written concurrence of all of the Banks, and the effect as an Event of Default of any other event described in this Section 12 may be waived by the written concurrence of the Required Banks. Any Cash Collateral delivered hereunder shall be held by the Administrative Agent and applied to obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such Cash Collateral shall be applied by the Administrative Agent to any remaining obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may direct.

        SECTION 13. THE ADMINISTRATIVE AGENT.

        13.1    Appointment and Authority. Each of the Banks and the Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Banks and the Issuing Bank, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

        13.2    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

        13.3    Liability of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

            (a)     shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Unmatured Event of Default has occurred and is continuing;

            (b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

            (c)     shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

        The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.2 and 14.1) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Event of Default or Unmatured Event of Default unless and until notice describing such Event of Default or Unmatured Event of Default is given to the Administrative Agent by the Company, a Bank or the Issuing Bank.

        The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Unmatured Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or the sufficiency of any collateral granted under the Loan Documents, or (vi) the satisfaction of any condition set forth in Section 11 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

        13.4    Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Bank or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

            (b)     For purposes of determining compliance with the conditions specified in Section 11.1, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Effective Date specifying its objection thereto.

        13.5    Credit Decision. Each Bank and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

        13.6    Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Administrative Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company or any other Loan Party and without limiting the obligation of the Company or any other Loan Party to do so), pro rata, from and against any and all Indemnified Liabilities to the extent that any such unreimbursed Indemnified Liabilities were incurred by or asserted against the Administrative Agent in its capacity as such, or against any other Agent-Related Person acting for the Administrative Agent in connection with such capacity; provided that (a) no Bank shall be liable for any payment to any Agent-Related Person of any portion of the Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct and (b) no action taken in accordance with the directions of the Required Banks shall be deemed to constitute gross negligence of willful misconduct for purposes of this Section. Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable fees of attorneys for the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit and the Commitments, any termination of this Agreement and the resignation of the Administrative Agent.

        13.7    Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though Bank of America were not the Administrative Agent, the Issuing Bank and the Swing Line Bank hereunder, and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Company or its Subsidiaries (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them. With respect to its Loans, Bank of America and its Affiliates shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not the Administrative Agent, the Issuing Bank or the Swing Line Bank, and the terms “Bank” and “Banks” include Bank of America and, to the extent applicable, its Affiliates in their individual capacities.

        13.8    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Banks, the Issuing Bank and the Company. Upon receipt of any such notice of resignation, the Required Banks shall have the right, with the consent of the Company (which consent shall not be unreasonably withheld or delayed and which consent shall not be required during the existence of an Event of Default), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Banks and consented to by the Company (such consent not to be unreasonably withheld or delayed) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Banks and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Banks or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank and the Issuing Bank directly, until such time as the Required Banks appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 13 and Sections 14.6 and 14.12 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

        Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swing Line Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Line Bank, (ii) the retiring Issuing Bank and Swing Line Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

        13.9    Withholding Tax. (a) (i) If any Bank is a “foreign corporation, partnership or trust” within the meaning of the Code (a “Foreign Bank”) and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Administrative Agent and the Company, to deliver to the Administrative Agent and the Company:

(A) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form W-8BEN before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(B) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

(C) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

(ii) Each such Bank agrees to promptly notify the Administrative Agent and the Company of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

            (b)     If any Foreign Bank claims exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, such Bank agrees with and in favor of the Administrative Agent and the Company to deliver to the Administrative Agent and the Company a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Bank delivers a Form W-8, a certificate representing that such Bank is not a “bank” for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code)).

            (c)     If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the obligations of the Borrowers under the Loan Documents owing to such Bank, such Bank agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of such obligations. To the extent of such percentage amount, the Administrative Agent will treat such Bank’s IRS Form W-8BEN as no longer valid.

        (d)     If any Bank claiming exemption from United States withholding tax by filing IRS Form W-8ECI with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the obligations of the Borrowers under the Loan Documents owing to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

            (e)     If any Bank is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

            (f)     If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including reasonable attorneys’ fees and charges). The obligation of the Banks under this subsection shall survive the payment of all obligations of the Loan Parties under the Loan Documents and the resignation or replacement of the Administrative Agent.

        13.10    Guaranty Matters. The Administrative Agent shall, and the Banks irrevocably authorize the Administrative Agent to, upon the written request of the Company, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if, after giving effect to such release, the Company is in compliance with Sections 10.11 and 10.17. Upon request by the Administrative Agent at any time, the Banks will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 13.10.

        13.11    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any other Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan, reimbursement obligation or other obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

            (a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, reimbursement obligations in respect of Letters of Credit and all other obligations of the Company and the other Loan Parties under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks and the Administrative Agent under Sections 5 and 14.6) allowed in such judicial proceeding; and

            (b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5 and 14.6.

        Nothing contained herein shall (i) be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the obligations of the Company and the other Loan Parties under the Loan Documents or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding or (ii) preclude any Bank from filing and proving its own claims against the Company, any other Loan Party or any other Person.

        13.12    Other Agents. Except as expressly set forth herein, none of the Banks or other Persons identified on the facing page or signature pages of this Agreement as a “Co-Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Banks, those applicable to all Banks as such. Without limiting the foregoing, none of the Banks or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

        SECTION 14. GENERAL.

        14.1    Waiver; Amendments. No delay on the part of the Administrative Agent or any Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall be effective unless the same shall be in writing and signed and delivered by the Required Banks, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (i) increase the Commitment of any Bank, (ii) extend any scheduled date for payment of any principal of or interest on any Loan or any fees payable hereunder or (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without, in each case, the consent of each Bank directly affected thereby; and no amendment, modification, waiver or consent shall (w) release the Company from its obligations under its guarantee set forth in Section 15, (x) release all or substantially all of the Subsidiaries party thereto from the Subsidiary Guaranty, (y) change any provision of this Section or reduce the aggregate Percentage required to effect an amendment, modification, waiver or consent or (z) change any provision of Section 7.6, without, in each case, the consent of all Banks. No provisions of Section 13 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. No provision of this Agreement relating to the rights or duties of the Issuing Bank in its capacity as such shall be amended, modified or waived without the consent of the Issuing Bank. No provision of this Agreement affecting the Swing Line Bank in its capacity as such shall be amended, modified or waived without the written consent of the Swing Line Bank.

        If any Bank does not consent to a proposed amendment, modification, waiver or consent with respect to any Loan Document that requires the consent of each Bank and that has been approved by the Required Banks, the Company may replace such non-consenting Bank (a “Non-Consenting Bank”) in accordance with Section 8.7(b); provided that such amendment, modification, waiver or consent can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Company to be made pursuant to this paragraph).

        14.2    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

        14.3    Notices. Except as otherwise provided in Sections 2.2 and 2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 14.3 (or, in the case of a Bank other than Bank of America, in such Bank’s Administrative Questionnaire) or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent and receipt of such facsimile is confirmed; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2 and 2.3, the Administrative Agent and the Swing Line Bank shall be entitled to rely on telephonic instructions from any person that the Administrative Agent or the Swing Line Bank in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Administrative Agent, the Swing Line Bank and each other Bank harmless from any loss, cost or expense resulting from any such reliance. Each Public Bank agrees to cause at least one individual at or on behalf of such Public Bank to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Bank or its delegate, in accordance with such Public Bank’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or its securities for purposes of United States Federal or state securities laws.

        14.4    Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 10 to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Banks wish to amend Section 10 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.

        14.5    Regulation U. Each Bank represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

        14.6    Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Lead Arranger (including the reasonable and documented fees and charges of counsel for the Administrative Agent and the Lead Arranger and of local counsel, if any, who may be retained by such counsel) in connection with the preparation, execution and delivery of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendments, supplements or waivers to any Loan Documents), and all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees, court costs and other legal expenses) incurred by the Administrative Agent and each Bank in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents during the existence of any Event of Default or Unmatured Event of Default. In addition, the Company agrees to pay, and to save the Administrative Agent, the Lead Arranger and the Banks harmless from all liability for, (a) any stamp or other taxes (excluding income taxes and franchise taxes based on net income) which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith and (b) any fees of the Company’s auditors and, if an Event of Default or Unmatured Event of Default exists, any costs and expenses of the Administrative Agent or any Bank in connection with any reasonable exercise by the Administrative Agent or any Bank of its rights pursuant to Section 10.2. All obligations provided for in this Section 14.6 shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit and any termination of this Agreement.

        14.7    Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

        14.8    Successors and Assigns. This Agreement shall be binding upon the Company, the Administrative Agent and the Banks and their respective successors and assigns, and shall inure to the benefit of the Company, the Administrative Agent and the Banks and the successors and assigns of the Administrative Agent and the Banks.

        14.9    Assignments; Participations.

                14.9.1    Assignments. Any Bank may, with the prior written consent of the Administrative Agent, the Issuing Bank, the Swing Line Bank and, so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, the Company (which consents shall not be unreasonably delayed or withheld and shall not be required for an assignment to another Bank or an Affiliate of a Bank), at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an “Assignee”), all or any fraction of such Bank’s Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Bank’s Loans and Commitment, other in the case of (A) the Swing Line Bank’s rights and obligations in respect of Swing Line Loans or (B) a Fronting Bank’s rights and obligations in respect of Fronted Offshore Currency Loans and/or Fronted Offshore Currency Commitments) in a minimum aggregate amount equal to the lesser of (i) the amount of the assigning Bank’s remaining Commitment and (ii) $5,000,000; provided that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company would be obligated to pay any greater amount under Section 7.7 or Section 8 to the Assignee than the Company is then obligated to pay to the assigning Bank under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay the incremental amounts) and (b) the Company and the Administrative Agent shall be entitled to continue to deal solely and directly with such Bank in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

(x) five Business Days (or such lesser period of time as the Administrative Agent and the assigning Bank shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Administrative Agent by such assigning Bank and the Assignee,

(y) the assigning Bank and the Assignee shall have executed and delivered to the Company and the Administrative Agent an assignment agreement substantially in the form of Exhibit D (an “Assignment Agreement”), together with any documents required to be delivered hereunder, which Assignment Agreement shall have been accepted by the Administrative Agent, and

(z) the assigning Bank or the Assignee shall have paid the Administrative Agent a processing fee of $3,500.

From and after the date on which the conditions described above have been met, (x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Bank hereunder, and (y) the assigning Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder. Within five Business Days after the effectiveness of any assignment and delegation to a Person that is not currently a Bank hereunder, the Company shall execute and deliver to the Administrative Agent (for delivery to the Assignee) a new Note dated the effective date of such assignment. Any attempted assignment and delegation not made in accordance with this Section 14.9.1 shall be null and void.

        Notwithstanding the foregoing provisions of this Section 14.9.1 or any other provision of this Agreement, any Bank may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Bank (but no such assignment shall release any Bank from any of its obligations hereunder).

            14.9.2    Participations. Any Bank may at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Bank, the Note held by such Bank, the Commitment of such Bank, the direct or participation interest of such Bank in any Letter of Credit or Swing Line Loan or any other interest of such Bank hereunder (any Person purchasing any such participating interest being herein called a “Participant”). In the event of a sale by a Bank of a participating interest to a Participant, (x) such Bank shall remain the holder of its Note for all purposes of this Agreement, (y) the Company and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if such Bank had not sold such participation and shall be paid directly to such Bank. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the third sentence of Section 14.1. Each Bank agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Bank enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Banks, and the Banks agree to share with each Participant, as provided in Section 7.6. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.7 and Section 8 as if it were a Bank (provided that no Participant shall receive any greater compensation pursuant to Section 7.7 or Section 8 than would have been paid to the participating Bank if no participation had been sold).

        14.10    Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Administrative Agent or any Bank, or the Administrative Agent or any Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or similar law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and each Bank severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

        14.11    Governing Law. This Agreement and each Note shall be a contract made under and governed by and construed and interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Administrative Agent and the Banks expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

        14.12    Indemnification by the Company. In consideration of the execution and delivery of this Agreement by the Administrative Agent and the Banks and the agreement to extend the Commitments provided hereunder, the Company hereby agrees to indemnify, exonerate and hold the Administrative Agent, the Lead Arranger, each Bank and each of their respective Related Parties (each a “Bank Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including reasonable attorneys’ fees and charges of one counsel for the Administrative Agent and one counsel for all other Bank Parties (except in each case to the extent that separate counsel would be required as the result of any conflict of interest) and settlement costs (collectively, the “Indemnified Liabilities”), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by the Company or any Subsidiary, (iv) any violation of any Environmental Law with respect to conditions at any property owned or leased by the Company or any Subsidiary or the operations conducted thereon, (v) the investigation, cleanup or remediation of offsite locations at which the Company or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances or (vi) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Bank Parties and, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of the Loan Documents; provided that such indemnity shall not, as to any Bank Party, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of, or violation of applicable law by, such Bank Party, (B) result from a breach by such Bank Party of Section 14.16, (C) result from a dispute between such Bank Party and another Bank Party or (D) constitute fees and expenses incurred in connection with the review by such Bank Party of this Agreement or any other Loan Document (other than in connection with any enforcement thereof). If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Nothing set forth above shall be construed to relieve any Bank Party from any obligation it may have under this Agreement. No Bank Party shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Bank Party have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date). All amounts due under this Section 14.12 shall be payable within ten Business Days after demand therefor (which demand shall be accompanied by a statement from the applicable Bank Party setting forth such amounts in reasonable detail). All obligations provided for in this Section 14.12 shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit and any termination of this Agreement.

        14.13    Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID TO SUCH ADDRESS AS DETERMINED PURSUANT TO SECTION 14.3, BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

        14.14    Waiver of Jury Trial. EACH OF THE COMPANY, EACH SUBSIDIARY BORROWER, THE ADMINISTRATIVE AGENT AND EACH BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

        14.15    Effect of Amendment and Restatement. The Company, the Banks that are parties to the Existing Credit Agreement (which constitute “Required Banks” under and as defined in the Existing Credit Agreement), M&I Marshall & Ilsley Bank, as administrative agent under the Existing Credit Agreement, and the Administrative Agent agree that upon the effectiveness of this Agreement, (a) the Existing Credit Agreement shall be amended and restated in the form hereof (and, except for any provision of the Existing Credit Agreement that by its terms survives any termination thereof, the Existing Credit Agreement shall have no further force or effect); (b) the “Commitments” under the Existing Credit Agreement shall be superseded and replaced by the Commitments hereunder (and, except in its capacity as an Issuing Bank, the Swing Line Bank or a Fronting Bank, no “Bank” under the Existing Credit Agreement shall have any obligation to make loans or other credit extensions to the Company, or to buy participations therein, in excess of its Commitment, if any, hereunder), without regard to any notice requirement set forth in Section 6.1.1 of the Existing Credit Agreement; (c) the outstanding “Revolving Loans” and participation interests in other credit extensions under the Existing Credit Agreement shall be reallocated among the Banks so that, after giving effect to such reallocation, each Bank has the proper principal amount of outstanding Loans and participation interests in other credit extensions hereunder (giving effect to any fronting arrangements) based upon its reallocated Commitment; (d) after receiving and distributing funds as provided in clause (f)(i) below, M&I Marshall & Ilsey Bank shall cease to have any obligations in its capacity as administrative agent under the Existing Credit Agreement; (e) Bank of America, in its capacity as Administrative Agent, shall assume all responsibilities for administration of this Agreement as amended and restated; and (f) for convenience in making the reallocations described in clauses (b) and (c)above given the change in Persons acting as administrative agent, (i) the Company shall pay all amounts outstanding under the Existing Credit Agreement (other than amounts payable under Section 8.4 of the Existing Credit Agreement, which shall be (A) calculated as if all outstanding Loans under the Existing Credit Agreement were prepaid on the Effective Date rather than reallocated pursuant hereto and (B) paid by the Company to the Persons, if any, entitled thereto) to M&I Marshall & Ilsey Bank, in its capacity as administrative agent under the Existing Credit Agreement (and, acting in such capacity, M&I Marshall & Ilsey Bank shall distribute such amounts to the “Banks”under the Existing Credit Agreement) and (ii) each Bank shall deliver to the Administrative Agent immediately available funds as if it were making new Loans on the Effective Date in the amount required to give effect to the reallocation described in clause (c) above.

        14.16    Confidentiality. Each Bank agrees to maintain the confidentiality of all information provided to it by or on behalf of the Company or any Subsidiary, or by the Administrative Agent on the Company’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank or its Affiliates, or (ii) was or becomes available on a non-confidential basis from a source other than the Company or a Subsidiary, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable law; (D) to the extent reasonably required in connection with any litigation or proceeding involving the Company to which the Administrative Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank’s independent auditors, trustees and other professional advisors; (G) to any Participant or Assignee, actual or potential, or to any direct, indirect, actual or prospective counterparty to any swap, derivative or securitization transaction related to the obligations of the Loan Parties under the Loan Documents, provided that, in each case, such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party with such Bank or such Affiliate; (I) to its Affiliates, provided that such Affiliate is advised of the confidentiality requirements set forth herein and agrees in writing (for the benefit of the Company) to keep such information confidential to the same extent required hereunder (it being understood that each Bank shall be liable for the breach by any of its Affiliates of any such confidentiality requirement); and (J) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about such Bank’s investment portfolio in connection with ratings issued with respect to such Bank. Each Bank will, so long as not prohibited from doing so by any applicable law, notify the Company of any request for information of the type referred to in clause (B) or (C) above prior to disclosing such information so that the Company may seek appropriate relief from any applicable court or other Governmental Authority (but failure to so notify the Company shall not result in any liability to such Bank).

        14.17    USA PATRIOT Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

        14.18    No Fiduciary or Implied Duties. The Company acknowledges and agrees, and acknowledges its Affiliates’understanding, that in acting as the Administrative Agent, the Administrative Agent will not have responsibility except as set forth in this Agreement and shall in no event be subject to any fiduciary or other implied duties. The Company waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.

        14.19    Judgment. If, for the purposes of filing a claim or obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Bank hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Bank of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Bank in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Bank or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Bank in such currency, the Administrative Agent or such Bank agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

        SECTION 15. COMPANY GUARANTY

        15.1    The Guaranty. In order to induce the Banks to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Company from the proceeds of the Loans and the issuance of the Letters of Credit, the Company hereby agrees with the Banks as follows: the Company hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of the Subsidiary Borrowers to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of such Borrowers to the Guaranteed Creditors becomes due and payable hereunder, the Company unconditionally promises to pay such indebtedness to the Administrative Agent and/or the Banks, on demand, together with any and all expenses which may be incurred by the Administrative Agent or the Banks in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrowers), then and in such event the Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Company, notwithstanding any revocation of the guaranty under this Section 15 or other instrument evidencing any liability of any Borrower, and the Company shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

        15.2    Insolvency. Additionally, the Company unconditionally and irrevocably guarantees the payment of the Dollar Equivalent of any and all of the Guaranteed Obligations of the Subsidiary Borrowers to the Guaranteed Creditors whether or not due or payable by any Borrower upon the occurrence of any of the events specified in Section 12.1.3, and unconditionally promises to pay the Dollar Equivalent of such Guaranteed Obligations to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

        15.3    Nature of Liability. The liability of the Company hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of any Borrower whether executed by the Company, any other guarantor or by any other party, and the liability of the Company hereunder is not affected or impaired by (a) any direction as to application of payment by any Borrower or by any other party; or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of any Borrower; or (c) any payment on or in reduction of any such other guaranty or undertaking; or (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower; or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to any Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Company waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

        15.4    Independent Obligation. The obligations of the Company hereunder are independent of the obligations of any other guarantor, any other party or any Borrower, and a separate action or actions may be brought and prosecuted against the Company whether or not action is brought against any other guarantor, any other party or any Borrower and whether or not any other guarantor, any other party or any Borrower is joined in any such action or actions. The Company waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by a Borrower or other circumstance which operates to toll any statute of limitations as to such Borrower shall operate to toll the statute of limitations as to the Company’s obligations under this Section 15.

        15.5    Authorization. The Company authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

            (a)     change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty of the Company herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

            (b)     take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

            (c)     exercise or refrain from exercising any rights against any Borrower or others or otherwise act or refrain from acting;

            (d)     release or substitute any one or more endorsers, guarantors, Borrowers or other obligors;

            (e)     settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Guaranteed Creditors;

            (f)     apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Company or any Borrower remain unpaid;

            (g)     consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements; and/or

            (h)     take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Company from its liabilities under this Section 15;

it being understood that the foregoing shall not permit any action by the Administrative Agent or any Bank that is not otherwise permitted by this Agreement or any other Loan Document.

        15.6    Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of any Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

        15.7    Subordination. Any of the indebtedness of each Borrower relating to the Guaranteed Obligations now or hereafter owing to the Company is hereby subordinated to the Guaranteed Obligations of such Borrower owing to the Guaranteed Creditors, and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness relating to the Guaranteed Obligations of such Borrower to the Company shall be collected, enforced and received by the Company for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations of such Borrower to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of the Company under the other provisions of this Section 15. Prior to the transfer by the Company of any note or negotiable instrument evidencing any of the indebtedness relating to the Guaranteed Obligations of such Borrower to the Company, the Company shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Company hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of the guaranty under this Section 15 (whether contractual, under Section 509 of the United States Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

        15.8    Waiver.

            (a)     The Company waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. The Company waives any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of any Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of the Company hereunder except to the extent the Guaranteed Obligations have been paid. The Company waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Company against any Borrower or any other party or any security.

            (b)     Except as otherwise expressly provided in this Agreement, the Company waives all presentments, demands for performance, protests and notices, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of the guaranty hereunder, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. The Company assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Company assumes and incurs hereunder, and agrees that the Administrative Agent and the Banks shall have no duty to advise the Company of information known to them regarding such circumstances or risks.

        15.9    Nature of Liability. It is the desire and intent of the Company and the Guaranteed Creditors that this Section 15 shall be enforced against the Company to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of the Company under this Section 15 shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the Guaranteed Obligations shall be deemed to be reduced and the Company shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

REGAL-BELOIT CORPORATION
By: /s/ David A. Barta
Name: David A. Barta
Title: VP & CFO

S-1

BANK OF AMERICA, N.A.,
as Administrative Agent
By: /s/ Anne M. Zeschke
Name: Anne M. Zeschke
Title: Assistant Vice President

BANK OF AMERICA, N.A.,
as Issuing Bank, Swing Line Bank and a Bank
By: /s/ Steven K. Kessler
Name: Steven K. Kessler
Title: Senior Vice President

M&I MARSHALL & ILSLEY BANK, as a Co-
Documentation Agent and as a Bank
By: /s/ James R. Miller
Name: James R. Miller
Title: Sr. Vice President
By: /s/ Harry J. Metrusias
Name: Harry J. Metrusias
Title: Vice President

WACHOVIA BANK NATIONAL ASSOCIATION,
as a Co-Documentation Agent and as a Bank
By: /s/ Patrick D. Finn
Name: Patrick D. Finn
Title: Managing Director

U.S. BANK, NATIONAL ASSOCIATION, as a
Co-Documentation Agent and as a Bank
By: /s/ Caroline V. Krider
Name: Caroline V. Krider
Title: Vice President & Senior Lender

BMO CAPITAL MARKETS FINANCING, INC.,
as a Co-Documentation Agent and as a Bank
By: /s/ Timothy E. Dana
Name: Timothy E. Dana
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
CHICAGO BRANCH
By: /s/ Masakazu Soto
Name: Masakazu Soto
Title: Deputy General Manager

SUMITOMO MITSUI BANKING CORPORATION,
NEW YORK
By: /s/ Yoshihiro Hyakutome
Name: Yoshihiro Hyakutome
Title: General Manager

NATIONAL CITY BANK
By: /s/ Rachel Williamson
Name: Rachel Williamson
Title: Vice President

THE NORTHERN TRUST COMPANY
By: /s/ Roger McDougal
Name: Roger McDougal
Title: Vice President

WELLS FARGO BANK NA
By: /s/ Paul J. Hennessy
Name: Paul J. Hennessy
Title: Vice President

FIFTH THIRD BANK, a Michigan Banking
Corporation
By: /s/ Neil G. Mesch
Name: Neil G. Mesch
Title: Vice President

JPMORGAN CHASE BANK, N.A.
By: /s/ Brian L. Grossman
Name: Brian L. Grossman
Title: Vice President

CITICORP USA, INC.
By: /s/ Thomas Ng
Name: Thomas Ng
Title: Director

KEYBANK NATIONAL ASSOCIATION
By: /s/ Thomas J. Purcell
Name: Thomas J. Purcell
Title: Senior Vice President

UBS LOAN FINANCE LLC
By: /s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director Banking Products Services, US
By: /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director Banking Products Services, US

S-17